SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                    FORM U5S





                                  ANNUAL REPORT

                      For the Year Ended December 31, 1998





       Filed pursuant to the Public Utility Holding Company Act of 1935 by



                                  Cinergy Corp.
                             139 East Fourth Street
                             Cincinnati, Ohio 45202

       (Name and address of each registered holding company in the system)

                                TABLE OF CONTENTS


 Item
  No.                                                                      Page

    1    System Companies and Investments Therein as of December 31, 1998....3-9

    2    Acquisitions or Sales of Utility Assets..............................10

    3    Issue, Sale, Pledge, Guarantee, or Assumption of System
           Securities......................................................11-12

    4    Acquisition, Redemption, or Retirement of System Securities.......13-14

    5    Investments in Securities of Nonsystem Companies..................15-17

    6    Officers and Directors

              Part I    Name, principal business address, and positions
                          held as of December 31, 1998.....................18-44

              Part II   Financial connections as of December 31, 1998.........45

              Part III  Compensation and other related information.........46-47

    7    Contributions and Public Relations...................................48

    8    Service, Sales, and Construction Contracts

              Part I    Intercompany sales and service........................49

              Part II   Contracts to purchase services or goods between
                          any system company and any affiliate................49

              Part III  Employment of any person by any system company
                          for the performance on a continuing basis of
                          management services.................................49

    9    Wholesale Generators ("EWGs") and Foreign Utility Companies
           ("FUCOs").......................................................50-57

   10    Financial Statements and Exhibits

              Index to Financial Statements................................58-59
              Exhibits.....................................................60-72

         Signature............................................................73


ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1998


                                                         Number of
                                                          Common       % of              Issuer's               Owner's
                                                          Shares      Voting               Book                  Book      Unsecured
                         Name of Company                  Owned       Power               Value                  Value       Debt
             (Indentation indicates subsidiary relationship)                                             (dollars in thousands)

Cinergy Corp. ("Cinergy")

  The Cincinnati Gas & Electric Company ("CG&E")      89,663,086       100              $1,666,443            $1,666,443        -
    The Union Light, Heat and Power Company ("ULH&P")    585,333       100                 128,818               128,818        -
    Tri-State Improvement Company ("Tri-State")            1,000       100                  38,312                   946  $37,366
    Lawrenceburg Gas Company ("Lawrenceburg")             10,768       100                   7,240                 7,240        -
    The West Harrison Gas and Electric Company
       ("West Harrison")                                   2,000       100                     391                   391        -
    Miami Power Corporation ("Miami")                      1,000       100                      17                    17        -
    KO Transmission Company ("KO Transmission")               10       100                     574                   574        -

  PSI Energy, Inc. ("PSI")(1)                         53,913,701       100                 975,648               975,648        -
    South Construction Company, Inc. ("South
      Construction")                                          10       100                       -                     -        -

  Cinergy Services, Inc. ("Services")                         50       100                     738                   738        -

  Cinergy Investments, Inc. ("Investments")                  100       100                  78,136                78,136        -
    Cinergy-Cadence, Inc.                                    100       100                  (2,063)               (2,063)       -
      Cadence Network LLC ("Cadence")                         NA        33                     654                   654        -
    Cinergy Capital & Trading, Inc. ("Capital
        & Trading")                                          100       100                  47,740                47,740        -
      CinCap IV, LLC                                          NA        10                      15                    15        -
      CinCap V, LLC*(2)                                       NA       100                       -                     -        -
      CinCap VI, LLC*(3)                                      NA       100                       -                     -        -
      CinCap VII, LLC*(4)                                     NA       100                       -                     -        -
      CinCap VIII, LLC*(5)                                    NA       100                       -                     -        -
      Westwood Operating Company, LLC*(6)                     NA       100                       -                     -        -
      CinPower I, LLC(7)                                      NA       100                     507                   507        -
      Producers Energy Marketing, LLC
        ("ProEnergy")(8)                                      NA       100                  40,970                40,970        -
    Cinergy Communications, Inc.
      ("Communications")                                     100       100                    (433)                 (433)       -
    Cinergy Engineering, Inc. ("Engineering")                100       100                     (77)                  (77)       -
    Cinergy-Centrus, Inc.(9)                                 100       100                     617                   617        -
      Centrus, LLP(10)                                        NA        33                     617                   617        -
    Cinergy-Centrus Communications, Inc.(11)                 500       100                       -                     -        -
    Cinergy Resources, Inc.                                   10       100                   4,576                 4,576        -
    Cinergy Solutions, Inc. ("Solutions")                    100       100                  (2,757)               (2,757)       -
      Cinergy Business Solutions, Inc.(12)                   500       100                       -                     -        -
      Cinergy Customer Care, Inc.*(13)                       500       100                       -                     -        -
      Cinergy Solutions of Tuscola, Inc.(14)                 100       100                     (44)                  (44)       -
      Energy Equipment Leasing LLC*(15)                       NA        49                       -                     -        -

                                        3





ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1998  (Continued)


                                                         Number of
                                                          Common       % of              Issuer's               Owner's
                                                          Shares      Voting               Book                  Book      Unsecured
                         Name of Company                  Owned       Power               Value                  Value       Debt
             (Indentation indicates subsidiary relationship)                                             (dollars in thousands)

      Trigen-Cinergy Solutions LLC
        ("Trigen-Cinergy")                                    NA        50                   3,194                 3,194          -
      Trigen-Cinergy Solutions of Baltimore LLC(16)           NA        49                       -                     -          -
      Trigen-Cinergy Solutions of Boca Raton, LLC(17)         NA        51                   2,040                 2,040          -
      Trigen-Cinergy Solutions of Cincinnati LLC
        ("Trigen-Cinergy Cincinnati")                         NA        51                     306                   306          -
      Trigen-Cinergy Solutions of Illinois L.L.C.*
        ("Trigen-Cinergy Illinois")                           NA        49                       -                     -          -
      Trigen-Cinergy Solutions of Orlando LLC(18)             NA        51                       -                     -          -
      Trigen-Cinergy Solutions of St. Paul LLC(19)            NA        49                       -                     -          -
      Trigen-Cinergy Solutions of Tuscola, LLC(20)            NA        49                   2,542                 2,542          -
    Cinergy Supply Network, Inc.(21)                         500       100                    (222)                 (222)         -
      Reliant Services, LLC(22)                               NA        50                     507                   507          -
    Cinergy Technology, Inc. ("Technology")                  100       100                     133                   133          -
    Enertech Associates, Inc. ("Enertech")                   100       100                 (14,686)              (14,686)         -

  Cinergy Global Resources, Inc. ("Global
       Resources")(23)                                       100       100                 508,464               508,464          -
    Cinergy Global Power, Inc. ("Global
        Power")(24)                                          100       100                 111,801               111,801          -
      Cinergy Global Ely, Inc.(25)                           500       100                   6,504(a)              6,504(a)       -
        EPR Ely Power Limited(26)                        214,286        30                  21,680(a)             21,680(a)       -
          EPR Ely Limited(27)                          1,000,000       100                  21,680(a)             21,680(a)       -
      Cinergy Global Power Services Limited            1,001,000       100                       -                     -          -
          Cinergy Global Power Limited*(28)                    2       100                       -                     -          -
          Cinergy Global Power (UK) Limited*(29)               2       100                       -                     -          -
          MPI International Limited*(30)                       2       100                       -                     -          -
      Cinergy Global San Gorgonio, Inc.(31)                  100       100                  10,625(a)             10,625(a)       -
          San Gorgonio Westwinds II, LLC(32)                  NA        50                  21,250(a)             21,250(a)       -
      Cinergy Global Holdings, Inc.*(33)                     500       100                       -                     -          -
      Cinergy Holdings B.V.(34)                           35,000       100                  55,632                55,632          -
        Cinergy Zambia B.V.(35)                           35,000       100                   5,539                 5,539          -
          Copperbelt Energy Corporation PLC
            ("Copperbelt")                             3,900,000        39                  14,203                14,203          -
        Cinergy Turbines B.V.(36)                          2,500       100                   2,672                 2,672          -
          EOS PAX I, S.L. ("EOS I")(37)                      500        50                   1,336                 1,336          -
          EOS PAX IIa, S.L. ("EOS II")(38)                   500        50                   1,336                 1,336          -
        Cinergy Hydro B.V.(39)                           500,000       100                   1,709                 1,709          -
          Sociedad Construcciones y
            Representaciones Industriales S.A.
            ("Crisa")(40)                                 85,954        95.5                 1,790                 1,790          -
          Vendresse Limited*(41)                               1       100                       -                     -          -

                                        4





ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1998  (Continued)


                                                         Number of
                                                          Common       % of              Issuer's               Owner's
                                                          Shares      Voting               Book                  Book      Unsecured
                         Name of Company                  Owned       Power               Value                  Value       Debt
             (Indentation indicates subsidiary relationship)                                             (dollars in thousands)

          Cinergy 1 B.V.(42)                                 250       100                   5,000(a)              5,000(a)       -
            Startekor Investeeringute OU
                ("Startekor")(43)                             67        67                   7,425(a)              7,425(a)       -
              Aktsiaselts Narva Elektrivork
               ("Narva")(44)                             281,045        49                  15,152(a)             15,152(a)       -
          Cinergy Global Resources 1 B.V.(45)              2,000       100                  38,712                38,712          -
            Moravske Teplarny a.s.(46)                        11       100                  14,974                14,974          -
            Plzenska Energetika s.r.o.(47)           489,157,000       100                  23,738                23,738          -
            Cinergy Global Resources a.s.(48)                  2       100                       -                     -          -
          Cinergy 2 B.V.(49)                               2,500       100                   2,000(a)              2,000(a)       -
            Desarrollo Eolico del Ebro, S.A.
              ("Desebro")(50)                              3,608        50                   4,000(a)              4,000(a)       -
      Cinergy Global Hydrocarbons Pakistan(51)               100       100                       -                     -          -
      Cinergy MPI II, Inc.*                                  100       100                       -                     -          -
      Cinergy MPI III, Inc.*                                 100       100                       -                     -          -
      Cinergy MPI IV, Inc.*                                  100       100                       -                     -          -
      Cinergy MPI V, Inc.*                                   100       100                       -                     -          -
      Cinergy MPI VI, Inc.*                                  100       100                       -                     -          -
      Cinergy MPI VII, Inc.*                                 100       100                       -                     -          -
      Cinergy MPI VIII, Inc.*                                100       100                       -                     -          -
      Cinergy MPI IX, Inc.*                                  100       100                       -                     -          -
      Cinergy MPI X, Inc.*                                   100       100                       -                     -          -
      Cinergy MPI XI, Inc.*                                  100       100                       -                     -          -
      Cinergy MPI XII, Inc.*                                 100       100                       -                     -          -
      Cinergy MPI XIII, Inc.*                                100       100                       -                     -          -
      Cinergy MPI XIV, Inc.*                                 100       100                       -                     -          -
      Cinergy MPI XV, Inc.*                                  100       100                       -                     -          -
      Midlands Hydrocarbons (Bangladesh) Limited
        ("Semutang")(52)                               4,535,000       100                   7,594                 7,594          -
    Cinergy UK, Inc. ("Cinergy UK")                        1,000       100                 530,025               530,025          -
      Avon Energy Partners Holdings ("Avon
          Energy")                                   330,000,000        50               1,117,800             1,117,800          -
        Avon Energy Partners PLC                   1,701,513,216       100               2,495,300             2,495,300          -
          Midlands Electricity plc ("Midlands")      496,655,789       100               2,527,000             2,527,000          -
    PSI Argentina, Inc. ("Argentina")*                       100       100                  18,794                18,794          -
      Costanera Power Corp. ("Costanera")*                   100       100                       -                     -          -
    PSI Energy Argentina, Inc.(53)                           100       100                  25,184                25,184          -

*    Inactive at December 31, 1998.
-    Amounts are less than $1,000.
(a)  Estimated
Notes are on the next page.

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1998 (Continued)


(1) PSI also has voting cumulative preferred stock outstanding at December 31, 1998, as follows:

               Class                Shares outstanding         Vote per share
          Par value $100                 639,748                    1 vote
          Par value $  25                317,924                  1/4 vote

(2) CinCap V, LLC, a Delaware limited liability company, was formed in July 1998 to engage in marketing and trading of energy commodities in connection with a pending transaction involving the restructuring of certain wholesale power purchase obligations among non-affiliates. At December 31, 1998, this company was inactive.

(3) CinCap VI, LLC, a Delaware limited liability company, was formed in September 1998 to purchase and own the Westwood Generating Facility. At December 31, 1998, this company was inactive.

(4) CinCap VII, LLC, a Delaware limited liability company, was formed in December 1998 to be used in future restructuring transactions in the wholesale power markets. At December 31, 1998, this company was inactive.

(5) CinCap VIII, LLC, a Delaware limited liability company, was formed in December 1998 to be used in future restructuring transactions in the wholesale power markets. At December 31, 1998, this company was inactive.

(6) Westwood Operating Company, LLC, a Delaware limited liability company, was formed in October 1998 as the operating company for the Westwood Generating Facility. At December 31, 1998, this company was inactive.

(7) CinPower I, LLC, a Delaware limited liability company, was formed in June 1998 to help optimize the economic benefits in connection with the restructuring of a wholesale power agreement involving non-affiliates.

(8) ProEnergy, a Delaware company, was acquired in June 1998. ProEnergy is a gas marketing firm with exclusive marketing rights to North America gas production owned or controlled by Apache Corporation and Oryx Energy Company.

(9) Cinergy-Centrus, Inc. (formerly known as Cinergy-Ideon, Inc.), a Delaware corporation, was formed in April 1998 and is an exempt telecommunications company ("ETC").

(10) Centrus, LLP, an Indiana limited liability company, was formed in June 1998 and is an ETC.

(11) Cinergy-Centrus Communications, Inc., a Delaware corporation, was formed in July 1998 and is an ETC.

(12) Cinergy Business Solutions, Inc., a Delaware corporation, was formed in April 1998 to market energy related asset management services to commercial and industrial customers.

(13) Cinergy Customer Care, Inc., a Delaware company, was formed in August 1998 to provide certain utility billing services. At December 31, 1998, this company was inactive.

(14) Cinergy Solutions of Tuscola, Inc., a Delaware corporation, was formed in October 1998 to oversee the operations and staffing of a combined heat and power plant in Tuscola, Illinois. Trigen-Cinergy Solutions bought the plant in the third quarter of 1998.

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1998 (Continued)


(15) Energy Equipment Leasing LLC, a Delaware limited liability company, was formed in November 1998, to lease, sell, or finance energy-related equipment. At December 31, 1998, this company was inactive.

(16) Trigen-Cinergy Solutions of Baltimore LLC, a Delaware limited liability company, was formed in November 1998, to develop, construct, operate, and maintain energy facilities to be located in Baltimore, Maryland, and to sell associated electricity and other energy-related products and services.

(17) Trigen-Cinergy Solutions of Boca Raton, LLC, a Delaware limited liability company, was formed in September 1998 to develop, construct, operate, and maintain certain thermal energy facilities to be located in Boca Raton, Florida and to sell associated thermal and other energy-related products and services.

(18) Trigen-Cinergy Solutions of Orlando LLC, a Delaware limited liability company, was formed in June 1998 to develop, construct, operate, and maintain a district cooling business in the city of Orlando, Florida.

(19) Trigen-Cinergy Solutions of St. Paul LLC, a Delaware limited liability company, was formed in August 1998 to develop, construct, finance, own, operate, and maintain certain energy facilities to be located in St. Paul, Minnesota and to sell associated electricity and thermal energy products and services.

(20) Trigen-Cinergy Solutions of Tuscola, LLC, a Delaware limited liability company, was formed in August 1998 to develop, construct, operate, and maintain certain energy facilities to be located in Tuscola, Illinois and to sell associated electricity and thermal energy products and services.

(21) Cinergy Supply Network, a Delaware corporation, was formed in January 1998 to broker transmission and distribution materials and services and to provide related services to utilities, cooperatives and municipalities and to market locating services for underground utility facilities.

(22) Reliant Services, LLC, an Indiana limited liability company, was formed in June 1998, as a joint venture with IGC Energy. Reliant Services, LLC provides underground facilities location and construction to electric, gas, telephone, cable and water companies in Indiana, Ohio, and Kentucky.

(23) Global Resources, a Delaware corporation, was formed in May 1998 and holds Cinergy's foreign non-regulated businesses.

(24) Global Power (formerly Cinergy Investments MPI, Inc.), a Delaware company, was renamed in 1998.

(25) Cinergy Global Ely, Inc., a Delaware corporation, was formed in August 1998 and is dedicated to holding Cinergy's 30% investment in EPR Ely Power Limited.

(26) EPR Ely Power Limited, a joint venture formed under the laws of England in May 1998, holds Cinergy's interest in EPR Ely Limited.

(27) EPR Ely Limited, a company formed in September 1998 under the laws of Wales and England, is a FUCO. Operations are anticipated to begin in 2000.

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1998 (Continued)


(28) Cinergy Global Power Limited was formed in February 1998 under the laws of England. This company was created for name preservation purposes only and is an inactive company.

(29) Cinergy Global Power (UK) Limited was formed in February 1998 under the laws of England. This company was created for name preservation purposes only and is an inactive company.

(30) MPI International Limited was formed in February 1998 under the laws of England. This company was created for name preservation purposes only and is an inactive company.

(31) Cinergy Global San Gorgonio, Inc., a Delaware corporation, was formed in October 1998 as a partnership between Cinergy and Seawest Power Systems and holds a 50% interest in San Gorgonio Westwinds II, LLC.

(32) San Gorgonio Westwinds II, LLC, a California limited liability company, was formed in October 1998 to hold an interest in a wind farm in California that was under construction at December 31, 1998.

(33) Cinergy Global Holdings, Inc., a Delaware corporation, was formed in December 1998 to hold Cinergy's interest in one or more FUCOs. At December 31, 1998, this company was inactive.

(34) Cinergy Holdings B.V. (formerly Watercorner Investments B.V.), a Dutch company, was renamed in July 1998. Cinergy Holdings B.V. is an EWG/FUCO project parent company.

(35) Cinergy Zambia B.V. (formerly MPII (Zambia) B.V.), a Dutch company, was renamed in 1998.

(36) Cinergy Turbines B.V. (formerly Cedarwood B.V.), a Dutch company, was renamed in 1998.

(37) EOS I, a Spanish company, was formed in March 1998 and is a FUCO. EOS I owns and operates electric wind generation assets in Spain.

(38) EOS II, a Spanish company, was formed in March 1998 and is a FUCO. EOS II owns and operates electric wind generation assets in Spain.

(39) Cinergy Hydro B.V. (formerly Midlands Power International B.V.), a Dutch company, was renamed in 1998.

(40) Crisa, a Spanish company, was acquired during March 1998 and is a FUCO. Crisa owns and operates hydroelectric generation assets in Spain.

(41) Vendresse Limited, a company formed in Isle of Man, is an inactive EWG/FUCO project parent UK company.

(42) Cinergy 1 B.V. (formerly Midlands Power 1 B.V.), a Dutch company, was renamed in 1998. Cinergy 1 B.V. is an EWG/FUCO project parent company which acquired a sixty-seven percent (67%) holding in the share capital of Startekor in November 1998.

(43) Startekor, an Estonian company, was formed July 6, 1998, and holds a forty-nine percent (49%) interest in Narva.

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1998 (Continued)


(44) Narva, an Estonian company incorporated in November 1998, is a FUCO. Narva owns and uses facilities for the distribution and sale at retail of electrical power in northeastern Estonia.

(45) Cinergy Global Resources 1 B.V. (formerly Midlands Power Europe B.V.), a Dutch company, was renamed in 1998.

(46) Moravske Teplarny a.s., a Czech Republic company, was acquired in July 1998 and is a FUCO. Moravske Teplarny a.s. owns and operates coal-fired electric generation and associated distribution assets and a district heating plant in the Czech Republic.

(47) Plzenska Energetika s.r.o., a Czech Republic company, was acquired in September 1998, and is a FUCO. Plzenska Energetika s.r.o. owns and operates three coal-fired electric generators and associated transmission and distribution assets in the City of Plzen, Czech Republic.

(48) Cinergy Global Resources a.s., a Dutch company, was formed in September 1998 and is a service company for FUCO projects in the Czech Republic.

(49) Cinergy 2 B.V. (formerly Midlands Power Asia B.V.), a Dutch company, was renamed in 1998 and is an EWG/FUCO project parent company.

(50) Desebro, a company incorporated in Spain, is a FUCO. Desebro is constructing electric wind generation assets in Spain. Cinergy, through its wholly-owned subsidiaries, acquired a 50% interest in Desebro in December 1998.

(51) Cinergy Global Hydrocarbons Pakistan (formerly Cinergy MPI I, Inc.), a Cayman Island corporation, was renamed in 1998.

(52) Semutang, formed under the laws of England in 1993, is a foreign EWG. Semutang holds gas field exploration and development rights and is engaged in preliminary power project developmental work in Bangladesh.

(53) PSI Energy Argentina, Inc. sold its interest in Edesur S.A. during November 1998 and subsequently revoked its FUCO status.

ITEM 2.  ACQUISITIONS OR SALES OF UTILITY ASSETS



None


ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE, OR ASSUMPTION OF SYSTEM SECURITIES

                                              Name of          Principal Amount
                                          Company Issuing,     or Stated Value
           Name of Issuer               Selling, Pledging,    Pledged,
                 and                     Guaranteeing, or     Issued  Guaranteed,    Date of                Commission
           Title of Issue               Assuming Securities  and Sold  or Assumed  Transaction   Proceeds  Authorization
           --------------               -------------------  --------------------  -----------   --------  -------------
                                                               (in thousands)

GLOBAL RESOURCES

Debentures 6.20% due November 3,              Global          $150,000               11/03/98    $145,500  Rule 52 (See certificate
    2008                                     Resources                                                     of notification on form
                                                                                                           U-6B-2 filed on November
                                                                                                           17, 1998.)


TRIGEN-CINERGY CINCINNATI

County of Hamilton, Ohio Local            Trigen-Cinergy        $8,000               09/28/98      $7,950  Rule 52 (See certificate
   District Cooling Facilities Revenue      Cincinnati                                                     of notification on form
   Bonds, Series 1998 due September                                                                        U-6B-2 filed on November
   15, 2005                                                                                                17, 1998.)


PSI

Debentures 6.00% due December 14,               PSI            $50,000               12/15/98         N/A  Rule 52
   2016

Unsecured 6.00% Promissory Installment          PSI            $86,396               10/14/98         N/A  Rule 52
   Note


Promissory note due August 1, 2028              PSI            $23,000               08/12/98     $23,000  Rule 52 (See certificate
                                                                                                           of notification on form
                                                                                                           U-6B-2 filed on August
                                                                                                           18, 1998.)

Debentures (specifically, 6.50%                 PSI            $50,000               08/05/98     $49,385  Rule 52 (See certificate
   Synthetic Putable Yield Securities)                                                                     of notification on form
   due August 1, 2026                                                                                      U-6B-2 filed on August
                                                                                                           10, 1998.)






ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE, OR ASSUMPTION OF SYSTEM SECURITIES (Continued)

                                              Name of          Principal Amount
                                          Company Issuing,     or Stated Value
           Name of Issuer               Selling, Pledging,    Pledged,
                 and                     Guaranteeing, or     Issued  Guaranteed,    Date of                Commission
           Title of Issue               Assuming Securities  and Sold  or Assumed  Transaction   Proceeds  Authorization
           --------------               -------------------  --------------------  -----------   --------  -------------
                                                               (in thousands)

Junior subordinated debentures                  PSI           $100,000               03/19/98     $98,701  Rule 52 (See certificate
   (specifically, "7.25% Junior Maturing                                                                   of notification on form
   Principal Securities") due March 15,                                                                    U-6B-2 filed on March 31,
                                                                                                           1998.)
   2028


CG&E

Debentures (specifically, 6.35% RESET           CG&E          $100,000               06/09/98     $99,225  Rule 52 (See certificate
   PUT SECURITIES) due June 15, 2038                                                                       of notification on form
                                                                                                           U-6B-2 filed on June 19,
                                                                                                           1998.)

Debentures 6.40% due April 1, 2008              CG&E          $100,000               04/07/98     $98,994  Rule 52 (See certificate
                                                                                                           of notification on form
                                                                                                           U-6B-2 filed on April 13,
                                                                                                           1998.)

ULH&P

Debentures 6.11% due December 30,              ULH&P           $20,000               12/08/98     $19,820  Rule 52 (See certificate
   2003                                                                                                    of notification on form
                                                                                                           U-6B-2 filed on December
                                                                                                           16, 1998.)


Debentures 6.50% due April 30, 2008            ULH&P           $20,000               04/30/98     $19,750  Rule 52 (See certificate
                                                                                                           of notification on form
                                                                                                           U-6B-2 filed on May 5,
                                                                                                           1998.)




ITEM 4.  ACQUISITION, REDEMPTION, OR RETIREMENT OF SYSTEM SECURITIES

                                     Name of Company                Principal                 Extinguished (E)   Commission
                                  Acquiring, Redeeming,  Number of   Amount                     or Held for     Authorization
           Name of Issuer             or Retiring         Shares     Retired    Consideration     Further            or
         and Title of Issue           Securities         Redeemed  (thousands)   (thousands)   Disposition (D)    Exemption
         ------------------           ----------         --------  -----------   -----------   ---------------    ---------

CG&E

First Mortgage Bonds
   7 3/8% Series Due May 1, 1999          CG&E                     $ 50,000        $ 50,000           E            Rule 42
   7 3/8% Series Due November 1,
      2001                                CG&E                       60,000          60,291           E            Rule 42
   8 1/2% Series Due September 1,
      2022                                CG&E                      100,000         100,000           E            Rule 42
Cumulative Preferred Stock
   Par value $100 per share
     4 3/4% Series                        CG&E              761          76              52           E            Rule 42


PSI

First Mortgage Bonds
   Series S, 7.00% Due January 1,
      2002                                 PSI                       26,429          26,622           E            Rule 42
   Series Y, 7 5/8% Due January 1,
      2007                                 PSI                       24,140          24,649           E            Rule 42
   Series QQ, 8 1/4%  Due June 15,
      2013 (Pollution Control)             PSI                       23,000          23,460           E            Rule 42
Secured Medium-term Notes
   Series B                                PSI                       35,000          35,000           E            Rule 42
Other Long-term Debt
   6.25% Note Due December 15,
      2005                                 PSI                       50,000          50,000           E            Rule 42
   6.00% Rural Utilities Service
      Obligation                           PSI                          775             775           E            Rule 42
   CFC Obligation                                                     3,605           3,605           E            Rule 42

Cumulative Preferred Stock
   Par value $100 per share
      3 1/2% Series                        PSI              554          55              29           E            Rule 42
   Par value $25 per share
      7.44% Series                         PSI        3,408,712      85,218          85,218           E            Rule 42


ULH&P

First Mortgage Bonds
   8% Series Due October 1, 2003         ULH&P                       10,000          10,118           E            Rule 42





ITEM 5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES

                   Aggregate Amount of Investments   Number of
1.      Name of  in Persons (Entities) Operating in   Persons                            Description of
        Company     Retail Service Area of Owner     (Entities)                       Persons (Entities)(1)
                           (in thousands)
       ---------    -----------------------------    --------- ----------------------------------------------------------------

         CG&E             $      51                      3     Limited partnerships which own, rehabilitate, and maintain apartment for low income housing

         CG&E                   530                      2     Limited partnerships which invest in small and minority- or female-
                                                               owned businesses

         CG&E                     4                      2     Community improvement fund

         CG&E                 1,667                      1     Limited liability corporation which invests in projects relating to downtown Cincinnati

         ULH&P                    2                      2     Economic development corporation

          PSI                 2,828                      3     Limited partnerships which make long-term investments in Indiana and other Midwestern businesses

          PSI                   525                      1     Limited partnership which invests in start-up companies

          PSI                     4                      1     Oil company

          PSI                     5                      1     Economic development corporation

          PS                      8                      1     Retail department store

          PSI                    38                      1     Retail department store

          PSI                   138                      1     Manufacturer of construction materials

          PSI                     1                      1     Economic development corporation

          PSI                     6                      1     Drug store/pharmacy

          PSI                     4                      1     Owns and operates hotels

          PSI                     3                      1     Economic development corporation

          PSI                     1                      1     Economic development corporation

          PSI                     1                      6(2)  Economic development corporation, country clubs, jeweler, barge company, and bus company

      Investments             1,667                      1     Limited liability corporation which invests in projects relating to downtown Cincinnati

      Technology              1,667                      1     Limited liability corporation which invests in projects relating to downtown Cincinnati

        Cinergy               1,667                      1     Limited liability corporation which invests in projects relating to downtown Cincinnati


(1) All of PSI's investments in securities, except for its partnership interests, represent bankruptcy distributions applicable to obligations of customers incurred in the ordinary course of business.

(2)  Represents small ownership interest in six unrelated companies.



ITEM 5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES (Continued)

2. Securities not included in Item 5, No. 1:
                                                                                                    Owner's
Name of        Name of           Description       Number of     % of       Nature of             Book Value
Company        Issuer            of Security        Shares    Voting Power  Business            (in thousands)
-------        ------            -----------        ------    ------------  --------            --------------

             Ohio Valley
  CG&E      Electric Corp.      Common stock         9,000         9%       Public Utility         $     900

               Circle
  PSI        Center Mall     Limited partnership       N/A        N/A       Shopping Mall in
                                                                            Indianapolis, Indiana      3,015

                                                                            Refurbishes and
           EMC Technologies,                                                manufactures large
  PSI           Inc.           Preferred stock       3,483        (1)       electrical equipment           4

                                                                            Invests in minority-owned
  PSI    Lynx Capital Corp.         Stock               25        (1)       businesses                   127

              Nth Power
             Technology                                                     Invests in energy
Cinergy     Fund I, L.P.       Limited partner         N/A        N/A       technology companies       5,643


(1)  Not available



ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1998

Part I

                                                                              POSITION HELD AT
NAME (ADDRESS)*                                                              DECEMBER 31, 1998*

Cinergy

Neil A. Armstrong (a)                                                           D
James K. Baker (c)                                                              D
Michael G. Browning (d)                                                         D
Phillip R. Cox (e)                                                              D
Kenneth M. Duberstein (f)                                                       D
Cheryl M. Foley (a)                                                             D, VP, GC, S
John A. Hillenbrand II (g)                                                      D
George C. Juilfs (h)                                                            D
Melvin Perelman, Ph.D. (i)                                                      D
Thomas E. Petry (j)                                                             D
Mary L. Schapiro (q)                                                            D
Jackson H. Randolph (a)                                                         D,CM
James E. Rogers (a)                                                             D,VCM,P,CEO
John J. Schiff, Jr. (k)                                                         D
Philip R. Sharp, Ph.D. (l)                                                      D
Van P. Smith (m)                                                                D
Dudley S. Taft (n)                                                              D
Oliver W. Waddell (o)                                                           D
John Bryant (p)                                                                 VP
Michael J. Cyrus (a)                                                            VP
Leo P. Denault (a)(1)                                                           VP
William J. Grealis (a)                                                          VP
J. Joseph Hale, Jr. (a)                                                         VP
   M. Stephen Harkness (b)                                                      VP
Donald B. Ingle, Jr. (a)                                                        VP
Jerry W. Liggett (a)(2)                                                         VP
Madeleine W. Ludlow (a)                                                         VP
John M. Mutz (b)                                                                VP
William L. Sheafer (a)                                                          VP,T
John P. Steffen (a)                                                             VP,C
Larry E. Thomas (a)                                                             VP
Charles J. Winger (a)                                                           VP,CFO
Wendy L. Aumiller (a)                                                           AT
M. Susan Hardwick (a)                                                           AC
Ronald J. Brothers (b)                                                          AS
John E. Polley (a)                                                              AS
Jerome A. Vennemann (a)                                                         AS
David L. Wozny (a)                                                              AC


*  Address codes, position descriptions, and notes are listed on pages 43-44.








ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1998 (Continued)

Part I

                                                                              POSITION HELD AT
NAME (ADDRESS)*                                                              DECEMBER 31, 1998*

CG&E

Jackson H. Randolph (a)                                                         D,CM
James E. Rogers (a)                                                             D,VCM,CEO
E. Renae Conley (a)(3)                                                          D,P
Cheryl M. Foley (a)                                                             VP,GC
William J. Grealis (a)                                                          VP
J. Joseph Hale, Jr.(a)                                                          VP
Donald B. Ingle, Jr. (a)                                                        VP
Madeleine W. Ludlow (a)                                                         VP
William L. Sheafer (a)                                                          VP,T
John P. Steffen (a)                                                             VP,C
Larry E. Thomas (a)                                                             VP
Charles J. Winger (a)                                                           VP,CFO
Jerome A. Vennemann (a)                                                         S
Wendy L. Aumiller (a)                                                           AT
M. Susan Hardwick (a)                                                           AC
John E. Polley (a)                                                              AS
David L. Wozny (a)                                                              AC


ULH&P

Jackson H. Randolph (a)                                                         D,CM
James E. Rogers (a)                                                             D,VCM,CEO
E. Renae Conley (a)(3)                                                          D,P
Cheryl M. Foley (a)                                                             D,VP,GC
Madeleine W. Ludlow (a)                                                         D,VP
Larry E. Thomas (a)                                                             D,VP
Charles J. Winger (a)                                                           D,VP,CFO
William J. Grealis (a)                                                          VP
J. Joseph Hale, Jr. (a)                                                         VP
Donald B. Ingle, Jr. (a)                                                        VP
William L. Sheafer (a)                                                          VP,T
John P. Steffen (a)                                                             VP,C
Jerome A. Vennemann (a)                                                         S
Wendy L. Aumiller (a)                                                           AT
M. Susan Hardwick (a)                                                           AC
John E. Polley (a)                                                              AS
David L. Wozny (a)                                                              AC


*  Address codes, position descriptions, and notes are listed on pages 43-44.









ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1998 (Continued)

Part I

                                                                              POSITION HELD AT
NAME (ADDRESS)*                                                              DECEMBER 31, 1998*

Tri-State

Jackson H. Randolph (a)                                                         D
James E. Rogers (a)                                                             D
E. Renae Conley (a)(3)                                                          D,P
Larry E. Thomas (a)                                                             D
Charles J. Winger (a)                                                           D,VP
J. Joseph Hale, Jr. (a)                                                         VP
William L. Sheafer (a)                                                          T
John P. Steffen (a)                                                             C
Jerome A. Vennemann (a)                                                         S
John E. Polley (a)                                                              AS


Lawrenceburg

Jackson H. Randolph (a)                                                         D,CM
James E. Rogers (a)                                                             D,VCM,CEO
Vincent E. Andres (a)                                                           D
Bernard L. Huff (a)                                                             D
John M. Mutz (b)                                                                D
E. Renae Conley (a)(3)                                                          P
Cheryl M. Foley (a)                                                             VP,GC
William J. Grealis (a)                                                          VP
J. Joseph Hale, Jr. (a)                                                         VP
Donald B. Ingle, Jr. (a)                                                        VP
Madeleine W. Ludlow (a)                                                         VP
Larry E. Thomas (a)                                                             VP
William L. Sheafer (a)                                                          VP,T
John P. Steffen (a)                                                             VP,C
Charles J. Winger(a)                                                            VP,CFO
Jerome A. Vennemann (a)                                                         S
Wendy L. Aumiller (a)                                                           AT
Ronald J. Brothers (b)                                                          AS
M. Susan Hardwick (a)                                                           AC
John E. Polley (a)                                                              AS
David L. Wozny (a)                                                              AC

*  Address codes, position descriptions, and notes are listed on pages 43-44.








ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1998 (Continued)

Part I

                                                                              POSITION HELD AT
NAME (ADDRESS)*                                                              DECEMBER 31, 1998*

West Harrison

Jackson H. Randolph (a)                                                         D,CM
James E. Rogers (a)                                                             D,VCM,CEO
Vincent E. Andres (a)                                                           D
Bernard L. Huff (a)                                                             D
John M. Mutz (b)                                                                D
E. Renae Conley (a)(3)                                                          P
Cheryl M. Foley (a)                                                             VP,GC
William J. Grealis (a)                                                          VP
J. Joseph Hale, Jr. (a)                                                         VP
Donald B. Ingle, Jr. (a)                                                        VP
Madeleine W. Ludlow (a)                                                         VP
William L. Sheafer (a)                                                          VP,T
John P. Steffen (a)                                                             VP,C
Larry E. Thomas (a)                                                             VP
Charles J. Winger (a)                                                           VP,CFO
Jerome A. Vennemann (a)                                                         S
Wendy L. Aumiller (a)                                                           AT
Ronald J. Brothers (b)                                                          AS
M. Susan Hardwick (a)                                                           AC
John E. Polley (a)                                                              AS
David L. Wozny (a)                                                              AC


Miami

Jackson H. Randolph (a)                                                         D,CM
James E. Rogers (a)                                                             D,VCM,CEO
Vincent E. Andres (a)                                                           D
Bernard L. Huff (a)                                                             D
John M. Mutz (b)                                                                D
E. Renae Conley (a)(3)                                                          P
Cheryl M. Foley (a)                                                             VP,GC
William J. Grealis (a)                                                          VP
J. Joseph Hale, Jr. (a)                                                         VP
Donald B. Ingle, Jr. (a)                                                        VP
Madeleine W. Ludlow (a)                                                         VP
William L. Sheafer (a)                                                          VP,T
John P. Steffen (a)                                                             VP,C
Larry E. Thomas (a)                                                             VP
Charles J. Winger (a)                                                           VP,CFO
Jerome A. Vennemann (a)                                                         S
Wendy L. Aumiller (a)                                                           AT
Ronald J. Brothers (b)                                                          AS
M. Susan Hardwick (a)                                                           AC
John E. Polley (a)                                                              AS
David L. Wozny (a)                                                              AC

*  Address codes, position descriptions, and notes are listed on pages 43-44.






ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1998 (Continued)

Part I

                                                                              POSITION HELD AT
NAME (ADDRESS)*                                                              DECEMBER 31, 1998*

KO Transmission

Jackson H. Randolph (a)                                                         D,CM
James E. Rogers (a)                                                             D,VCM,CEO
E. Renae Conley (a)(3)                                                          D,P
Cheryl M. Foley (a)                                                             D,VP,GC
William J. Grealis (a)                                                          VP
J. Joseph Hale, Jr. (a)                                                         VP
Donald B. Ingle, Jr. (a)                                                        VP
Madeleine W. Ludlow (a)                                                         VP
William L. Sheafer (a)                                                          VP,T
John P. Steffen (a)                                                             VP,C
Larry E. Thomas (a)                                                             VP
Charles J. Winger (a)                                                           VP,CFO
Jerome A. Vennemann (a)                                                         S
Wendy L. Aumiller (a)                                                           AT
M. Susan Hardwick (a)                                                           AC
John E. Polley (a)                                                              AS
David L. Wozny (a)                                                              AC


PSI

James K. Baker (c)                                                              D
Michael G. Browning (d)                                                         D
John A. Hillenbrand II (g)                                                      D
John M. Mutz (b)                                                                D,P
Jackson H. Randolph (a)                                                         D,CM
James E. Rogers (a)                                                             D,VCM,CEO
Cheryl M. Foley (a)                                                             VP,GC,S
William J. Grealis (a)                                                          VP
J. Joseph Hale, Jr. (a)                                                         VP
Donald B. Ingle, Jr. (a)                                                        VP
Madeleine W. Ludlow (a)                                                         VP
William L. Sheafer (a)                                                          VP,T
John P. Steffen (a)                                                             VP,C
Larry E. Thomas (a)                                                             VP
Charles J. Winger (a)                                                           VP,CFO
Wendy L. Aumiller (a)                                                           AT
Ronald J. Brothers (b)                                                          AS
M. Susan Hardwick (a)                                                           AC
John E. Polley (a)                                                              AS
John B. Scheidler (b)                                                           AS
Jerome A. Vennemann (a)                                                         AS
David L. Wozny (a)                                                              AC

*  Address codes, position descriptions, and notes are listed on pages 43-44.








ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1998 (Continued)

Part I

                                                                              POSITION HELD AT
NAME (ADDRESS)*                                                              DECEMBER 31, 1998*

South Construction

Jackson H. Randolph (a)                                                         D
James E. Rogers (a)                                                             D
John M. Mutz (b)                                                                D,P
Cheryl M. Foley (a)                                                             D
J. Joseph Hale, Jr. (a)                                                         VP
Charles J. Winger (a)                                                           VP
William L. Sheafer (a)                                                          T
John P. Steffen (a)                                                             C
Jerome A. Vennemann (a)                                                         S
John E. Polley (a)                                                              AS
John B. Scheidler (b)                                                           AS


Services

Jackson H. Randolph (a)                                                         D,CM
James E. Rogers (a)                                                             D,VCM,P,CEO
Todd W. Arnold (a)                                                              VP
E. Renae Conley (a)(3)                                                          VP
Michael J. Cyrus (a)                                                            VP
Leo P. Denault (a)(1)                                                           VP
Gregory C. Ficke (a)                                                            VP
Cheryl M. Foley (a)                                                             D,VP
William J. Grealis (a)                                                          D,VP
J. Joseph Hale, Jr. (a)                                                         VP
   M. Stephen Harkness (b)                                                      VP
Donald B. Ingle, Jr. (a)                                                        D,VP
   F. Dale Justis (b)                                                           VP
Albert Keys (a)                                                                 VP
Paul E. King (a)                                                                VP
Jerry W. Liggett (a)(2)                                                         VP
Madeleine W. Ludlow (a)                                                         D,VP
John M. Mutz (b)                                                                VP
Leigh J. Pefley (a)                                                             VP
John C. Procario (a)                                                            VP
   Leonard C. Randolph (a)                                                      VP
Bernard F. Roberts (a)                                                          VP
William L. Sheafer (a)                                                          VP,T
Riaz Q. Siddiqi (a)                                                             VP
Richard J. Smith (a)                                                            VP
John P. Steffen (a)                                                             VP,C
Larry E. Thomas (a)                                                             D,VP
James L. Turner (a)                                                             VP
William F. Tyndall (a)                                                          VP

*  Address codes, position descriptions, and notes are listed on pages 43-44.







ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1998 (Continued)

Part I

                                                                              POSITION HELD AT
NAME (ADDRESS)*                                                              DECEMBER 31, 1998*

Services (Continued)

Patricia K. Walker (a)                                                          VP
P. Craig Weida (a)                                                              VP
James H. Willis (b)                                                             VP
Charles J. Winger (a)                                                           D,VP,CFO
Jerome A. Vennemann (a)                                                         S
Wendy L. Aumiller (a)                                                           AT
Ronald J. Brothers (b)                                                          AS
John E. Polley (a)                                                              AS
M. Susan Hardwick (a)                                                           AC
David L. Wozny (a)                                                              AC


Investments

Jackson H. Randolph (a)                                                         D,CM
James E. Rogers (a)                                                             D,VCM,CEO
William J. Grealis (a)                                                          D,P
Cheryl M. Foley (a)                                                             D,VP,GC
Donald B. Ingle, Jr. (a)                                                        D
Madeleine W. Ludlow (a)                                                         D
John M. Mutz (b)                                                                D
Larry E. Thomas (a)                                                             D
Charles J. Winger (a)                                                           D,VP,CFO
William L. Sheafer (a)                                                          VP,T
John P. Steffen (a)                                                             VP,C
Jerome A. Vennemann (a)                                                         S
John E. Polley (a)                                                              AS


Cinergy-Cadence, Inc.

Jackson H. Randolph (a)                                                         D
James E. Rogers (a)                                                             D
Donald B. Ingle, Jr. (a)                                                        D,P
Cheryl M. Foley (a)                                                             D
Charles J. Winger (a)                                                           VP
William L. Sheafer (a)                                                          T
John P. Steffen (a)                                                             C
Jerome A. Vennemann (a)                                                         S
Douglas C. Taylor (a)                                                           AS


*  Address codes, position descriptions, and notes are listed on pages 43-44.








ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1998 (Continued)

Part I
                                                                              POSITION HELD AT
NAME (ADDRESS)*                                                              DECEMBER 31, 1998*

Cadence (4)

Donald B. Ingle, Jr. (a)                                                        BM
Madeleine W. Ludlow (a)                                                         BM
Douglas C. Taylor (a)                                                           S
William L. Sheafer (a)                                                          T


Capital & Trading (4)

Jackson H. Randolph (a)                                                         D
James E. Rogers (a)                                                             D
Madeleine W. Ludlow (a)                                                         D,P
Cheryl M. Foley (a)                                                             D
Lance Bakrow (a)                                                                VP
Charles J. Winger (a)                                                           VP
Bernard F. Roberts (a)                                                          VP
Riaz Q. Siddiqi (a)                                                             VP
Arturo Vivar (a)                                                                VP
William L. Sheafer (a)                                                          T
John P. Steffen (a)                                                             C
Jerome A. Vennemann (a)                                                         S
John E. Polley (a)                                                              AS

CinCap IV, LLC (4)

Madeleine W. Ludlow (a)                                                         BM,P
Riaz Q. Siddiqi (a)                                                             VP
Arturo Vivar (a)                                                                VP
Charles J. Winger (a)                                                           VP
William L. Sheafer (a)                                                          T
John P. Steffen (a)                                                             C
Jerome A. Vennemann (a)                                                         S
John E. Polley (a)                                                              AS


CinCap V, LLC

Cheryl M. Foley (a)                                                             BM
Madeleine W. Ludlow (a)                                                         BM,P
James E. Rogers (a)                                                             BM
Charles J. Winger (a)                                                           BM,VP
William L. Sheafer (a)                                                          T
Riaz Q. Siddiqi (a)                                                             VP
John P. Steffen (a)                                                             C
Jerome A. Vennemann (a)                                                         S
Arturo Vivar (a)                                                                VP
John E. Polley (a)                                                              AS

*  Address codes, position descriptions, and notes are listed on pages 43-44.







ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1998 (Continued)

Part I

                                                                              POSITION HELD AT
NAME (ADDRESS)*                                                              DECEMBER 31, 1998*

CinCap VI, LLC

Madeleine W. Ludlow (a)                                                         BM,P
William L. Sheafer (a)                                                          T
Riaz Q. Siddiqi (a)                                                             VP
John P. Steffen (a)                                                             C
Jerome A. Vennemann (a)                                                         S
Arturo Vivar (a)                                                                VP
Charles J. Winger (a)                                                           VP
John E. Polley (a)                                                              AS


CinCap VII, LLC

Madeleine W. Ludlow (a)                                                         BM,P
William L. Sheafer (a)                                                          T
Riaz Q. Siddiqi (a)                                                             VP
John P. Steffen (a)                                                             C
Jerome A. Vennemann (a)                                                         S
Arturo Vivar (a)                                                                VP
Charles J. Winger (a)                                                           VP
John E. Polley (a)                                                              AS


CinCap VIII, LLC

Madeleine W. Ludlow (a)                                                         BM,P
William L. Sheafer (a)                                                          T
Riaz Q. Siddiqi (a)                                                             VP
John P. Steffen (a)                                                             C
Jerome A. Vennemann (a)                                                         S
Arturo Vivar (a)                                                                VP
Charles J. Winger (a)                                                           VP
John E. Polley (a)                                                              AS


Westwood Operating Company, LLC

Madeleine W. Ludlow (a)                                                         BM,P
Paul E. King (a)                                                                VP
William L. Sheafer (a)                                                          T
Riaz Q. Siddiqi (a)                                                             VP
John P. Steffen (a)                                                             C
Jerome A. Vennemann (a)                                                         S
Charles J. Winger (a)                                                           VP
John E. Polley (a)                                                              AS


*  Address codes, position descriptions, and notes are listed on pages 43-44.







ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1998 (Continued)

Part I

                                                                              POSITION HELD AT
NAME (ADDRESS)*                                                              DECEMBER 31, 1998*

CinPower I, LLC

James E. Rogers (a)                                                             BM
Cheryl M. Foley (a)                                                             BM
Madeleine W. Ludlow (a)                                                         BM,P
William L. Sheafer (a)                                                          T
Riaz Q. Siddiqi (a)                                                             VP
John P. Steffen (a)                                                             C
Jerome A. Vennemann (a)                                                         S
Arturo Vivar (a)                                                                VP
Charles J. Winger (a)                                                           BM,VP
John E. Polley (a)                                                              AS


ProEnergy

Madeleine W. Ludlow (a)                                                         BM,P
Thomas J. Mulkey (r)                                                            COO
Kent Samuel (r)                                                                 VP,CFO
Robert Adrian (r)                                                               VP
Randall F. Bevis (r)                                                            VP,GC,AS
Donald Maudlin (r)                                                              VP
Cynthia Shelton (r)                                                             VP
M. Brad Strong (r)                                                              VP
Donald Dumire (r)                                                               C
Paul L. Ezell (r)                                                               T
Jerome A. Vennemann (a)                                                         S
Douglas C. Taylor (a)                                                           AS


Communications

Jackson H. Randolph (a)                                                         D
James E. Rogers (a)                                                             D
Cheryl M. Foley (a)                                                             D
William J. Grealis (a)                                                          D
Larry E. Thomas (a)                                                             D,P
F. Dale Justis (b)                                                              VP
Leigh J. Pefley (a)                                                             VP
John C. Procario (a)                                                            VP
Charles J. Winger (a)                                                           VP
William L. Sheafer (a)                                                          T
John P. Steffen (a)                                                             C
Jerome A. Vennemann (a)                                                         S
John E. Polley (a)                                                              AS


*  Address codes, position descriptions, and notes are listed on pages 43-44.








ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1998 (Continued)

Part I

                                                                              POSITION HELD AT
NAME (ADDRESS)*                                                              DECEMBER 31, 1998*

Engineering

Jackson H. Randolph (a)                                                         D
James E. Rogers (a)                                                             D
Scott A. Haag (a)                                                               D
Barry E. Pulskamp (a)                                                           D
John J. Roebel (a)                                                              D
Larry E. Thomas (a)                                                             P
William J. Grealis (a)                                                          VP
F. Dale Justis (b)                                                              VP
Charles J. Winger (a)                                                           VP
John C. Procario (a)                                                            VP
William L. Sheafer (a)                                                          T
John P. Steffen (a)                                                             C
Jerome A. Vennemann (a)                                                         S
John E. Polley (a)                                                              AS


Cinergy-Centrus, Inc.

Jackson H. Randolph (a)                                                         D
James E. Rogers (a)                                                             D
Cheryl M. Foley (a)                                                             D
Donald B. Ingle, Jr. (a)                                                        D,P
Charles J. Winger (a)                                                           VP
William L. Sheafer (a)                                                          T
John P. Steffen (a)                                                             C
Jerome A. Vennemann (a)                                                         S
Douglas C. Taylor (a)                                                           AS


Centrus, LLP (4)

Donald B. Ingle, Jr. (a)                                                        BR
Albert Keys (a)                                                                 BR


*  Address codes, position descriptions, and notes are listed on pages 43-44.









ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1998 (Continued)

Part I

                                                                              POSITION HELD AT
NAME (ADDRESS)*                                                              DECEMBER 31, 1998*

Cinergy-Centrus Communications, Inc.

Jackson H. Randolph (a)                                                         D
James E. Rogers (a)                                                             D
Cheryl M. Foley (a)                                                             D
Donald B. Ingle, Jr. (a)                                                        D,P
Albert Keys (a)                                                                 VP
William L. Sheafer (a)                                                          T
John P. Steffen (a)                                                             C
Jerome A. Vennemann (a)                                                         S
Charles J. Winger (a)                                                           VP
John E. Polley (a)                                                              AS


Cinergy Resources, Inc.

Jackson H. Randolph (a)                                                         D
James E. Rogers (a)                                                             D
Cheryl M. Foley (a)                                                             D
Donald B. Ingle, Jr. (a)                                                        D,P
Charles J. Winger (a)                                                           VP
William L. Sheafer (a)                                                          T
John P. Steffen (a)                                                             C
Jerome A. Vennemann (a)                                                         S
John E. Polley (a)                                                              AS


Solutions

Jackson H. Randolph (a)                                                         D
James E. Rogers (a)                                                             D
Cheryl M. Foley (a)                                                             D
Donald B. Ingle, Jr. (a)                                                        D,P
Todd W. Arnold (a)                                                              VP
Stephen P. Biggerstaff (b)                                                      VP
M. Stephen Harkness (b)                                                         VP
Albert Keys (a)                                                                 VP
Patricia K. Walker (a)                                                          VP
Richard J. Smith (a)                                                            VP
James H. Willis (b)                                                             VP
Charles J. Winger (a)                                                           VP
William L. Sheafer (a)                                                          T
John P. Steffen (a)                                                             C
Jerome A. Vennemann (a)                                                         S
Ronald J. Brothers (b)                                                          AS
F. Dale Justis (b)                                                              VP
John E. Polley (a)                                                              AS

*  Address codes, position descriptions, and notes are listed on pages 43-44.






ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1998 (Continued)

Part I

                                                                              POSITION HELD AT
NAME (ADDRESS)*                                                              DECEMBER 31, 1998*

Cinergy Business Solutions, Inc.

James E. Rogers (a)                                                             D
Cheryl M. Foley (a)                                                             D
Donald B. Ingle, Jr. (a)                                                        D,CEO
Charles J. Winger (a)                                                           D,VP
Leland D. Smith (a)                                                             P,COO
William L. Sheafer (a)                                                          T
Richard J. Smith (a)                                                            VP
John P. Steffen (a)                                                             C
Jerome A. Vennemann (a)                                                         S
John E. Polley (a)                                                              AS


Cinergy Customer Care, Inc.

James E. Rogers (a)                                                             D
Cheryl M. Foley (a)                                                             D
Donald B. Ingle, Jr. (a)                                                        D,P
Charles J. Winger (a)                                                           D,VP
William L. Sheafer (a)                                                          T
John P. Steffen (a)                                                             C
Jerome A. Vennemann (a)                                                         S
Douglas C. Taylor (a)                                                           AS


Cinergy Solutions of Tuscola, Inc.

James E. Rogers (a)                                                             D
Cheryl M. Foley (a)                                                             D
Donald B. Ingle, Jr. (a)                                                        D,P
Charles J. Winger (a)                                                           D,VP
M. Stephen Harkness (b)                                                         VP
Paul E. King (a)                                                                VP
Jerry W. Liggett (a) (2)                                                        VP
William L. Sheafer (a)                                                          T
John P. Steffen (a)                                                             C
Jerome A. Vennemann (a)                                                         S
John E. Polley (a)                                                              AS

*  Address codes, position descriptions, and notes are listed on pages 43-44.







ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1998 (Continued)

Part I

                                                                              POSITION HELD AT
NAME (ADDRESS)*                                                              DECEMBER 31, 1998*

Energy Equipment Leasing LLC (4)

James E. Rogers (a)                                                             BM,CM
Donald B. Ingle, Jr. (a)                                                        BM
Charles J. Winger (a)                                                           BM
M. Stephen Harkness (b)                                                         EVP,COO
William L. Sheafer (a)                                                          AT
Douglas C. Taylor (a)                                                           AS
Jerome A. Vennemann (a)                                                         S


Trigen-Cinergy (4)

James E. Rogers (a)                                                             BM,CM
Donald B. Ingle, Jr. (a)                                                        BM
Charles J. Winger (a)                                                           BM
M. Stephen Harkness (b)                                                         EVP,COO
William L. Sheafer (a)                                                          AT
Jerome A. Vennemann (a)                                                         S
Douglas C. Taylor (a)                                                           AS


Trigen-Cinergy Solutions of Baltimore LLC (4)

James E. Rogers (a)                                                             BM,CM
Donald B. Ingle, Jr. (a)                                                        BM
Charles J. Winger (a)                                                           BM
M. Stephen Harkness (b)                                                         EVP,COO
William L. Sheafer (a)                                                          AT
Jerome A. Vennemann (a)                                                         S
Douglas C. Taylor (a)                                                           AS


Trigen-Cinergy Solutions of Boca Raton LLC (4)

James E. Rogers (a)                                                             BM,CM
Donald B. Ingle, Jr. (a)                                                        BM
Charles J. Winger (a)                                                           BM
M. Stephen Harkness (b)                                                         EVP,COO
William L. Sheafer (a)                                                          AT
Jerome A. Vennemann (a)                                                         S
Douglas C. Taylor (a)                                                           AS


*  Address codes, position descriptions, and notes are listed on pages 43-44.







ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1998 (Continued)

Part I

                                                                              POSITION HELD AT
NAME (ADDRESS)*                                                              DECEMBER 31, 1998*

Trigen-Cinergy Cincinnati (4)

James E. Rogers (a)                                                             BM,CM
Donald B. Ingle, Jr. (a)                                                        BM
Charles J. Winger (a)                                                           BM
M. Stephen Harkness (b)                                                         EVP,COO
William L. Sheafer (a)                                                          AT
Jerome A. Vennemann (a)                                                         S
Douglas C. Taylor (a)                                                           AS


Trigen-Cinergy Illinois (4)

James E. Rogers (a)                                                             BM,CM
Donald B. Ingle, Jr. (a)                                                        BM
Charles J. Winger (a)                                                           BM
M. Stephen Harkness (b)                                                         EVP,COO
Jerome A. Vennemann (a)                                                         S
William L. Sheafer (a)                                                          AT
Douglas C. Taylor (a)                                                           AS


Trigen-Cinergy Solutions of Orlando LLC (4)

James E. Rogers (a)                                                             BM,CM
Donald B. Ingle, Jr. (a)                                                        BM
Charles J. Winger (a)                                                           BM
M. Stephen Harkness (b)                                                         EVP,COO
William L. Sheafer (a)                                                          AT
Jerome A. Vennemann (a)                                                         S
Douglas C. Taylor (a)                                                           AS


Trigen-Cinergy Solutions of St. Paul LLC (4)

James E. Rogers (a)                                                             BM,CM
Donald B. Ingle, Jr. (a)                                                        BM
Charles J. Winger (a)                                                           BM
M. Stephen Harkness (b)                                                         EVP,COO
William L. Sheafer (a)                                                          AT
Jerome A. Vennemann (a)                                                         S
Douglas C. Taylor (a)                                                           AS


*  Address codes, position descriptions, and notes are listed on pages 43-44.







ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1998 (Continued)

Part I

                                                                              POSITION HELD AT
NAME (ADDRESS)*                                                              DECEMBER 31, 1998*

Trigen-Cinergy Solutions of Tuscola LLC (4)

James E. Rogers (a)                                                             BM,CM
Donald B. Ingle, Jr. (a)                                                        BM
Charles J. Winger (a)                                                           BM
M. Stephen Harkness (b)                                                         EVP,COO
William L. Sheafer (a)                                                          AT
Jerome A. Vennemann (a)                                                         S
Douglas C. Taylor (a)                                                           AS


Cinergy Supply Network, Inc.

Jackson H. Randolph (a)                                                         D
James E. Rogers (a)                                                             D
Cheryl M. Foley (a)                                                             D
William J. Grealis (a)                                                          D
Larry E. Thomas (a)                                                             D,P
William L. Sheafer (a)                                                          T
John P. Steffen (a)                                                             C
Jerome A. Vennemann (a)                                                         S
Charles J. Winger (a)                                                           VP
John E. Polley (a)                                                              AS


Reliant Services, LLC (4)

Leigh J. Pefley (a)                                                             BR,CM
Stephen P. Biggerstaff (b)                                                      BR
F. Dale Justis (b)                                                              BR


Technology

Jackson H. Randolph (a)                                                         D
James E. Rogers (a)                                                             D
Cheryl M. Foley (a)                                                             D
William J. Grealis (a)                                                          D,P
Charles J. Winger (a)                                                           VP
John M. Mutz (b)                                                                VP
William L. Sheafer (a)                                                          T
John P. Steffen (a)                                                             C
Jerome A. Vennemann (a)                                                         S
John E. Polley (a)                                                              AS


*  Address codes, position descriptions, and notes are listed on pages 43-44.






ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1998 (Continued)

Part I

                                                                              POSITION HELD AT
NAME (ADDRESS)*                                                              DECEMBER 31, 1998*

Enertech

Jackson H. Randolph (a)                                                         D
James E. Rogers (a)                                                             D
Scott A. Haag (a)                                                               D
Barry E. Pulskamp (a)                                                           D
John J. Roebel (a)                                                              D
William J. Grealis (a)                                                          P
Charles J. Winger (a)                                                           VP
William L. Sheafer (a)                                                          T
John P. Steffen (a)                                                             C
Jerome A. Vennemann (a)                                                         S
John E. Polley (a)                                                              AS


Global Resources

James E. Rogers (a)                                                             D,CEO
Cheryl M. Foley (a)                                                             D,P
Charles J. Winger (a)                                                           D,VP,CFO
Lisa D. Gamblin (a)                                                             VP
Vladimir Prerad (a)                                                             VP
William L. Sheafer (a)                                                          VP,T
John P. Steffen (a)                                                             VP,C
Jerome A. Vennemann (a)                                                         S
Wendy L. Aumiller (a)                                                           AT
David L. Wozny (a)                                                              AC


Global Power

James E. Rogers (a)                                                             D,CEO
Cheryl M. Foley (a)                                                             D
Charles J. Winger (a)                                                           D,VP
John Bryant (p)                                                                 P
Lisa D. Gamblin (a)                                                             VP
William J. Grealis (a)                                                          VP
Vladimir Prerad (a)                                                             VP
William L. Sheafer (a)                                                          T
Stephen Staley (p)                                                              VP
John P. Steffen (a)                                                             C
Philip J. Taylor (p)                                                            VP
Andrew M. Turk (p)                                                              VP
Jerome A. Vennemann (a)                                                         S
Wendy L. Aumiller (a)                                                           AT
Hugh C. Hamilton (p)                                                            AS
David L. Wozny (a)                                                              AC

*  Address codes, position descriptions, and notes are listed on pages 43-44.








ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1998 (Continued)

Part I

                                                                              POSITION HELD AT
NAME (ADDRESS)*                                                              DECEMBER 31, 1998*

Cinergy Global Ely, Inc.

James E. Rogers (a)                                                             D
Cheryl M. Foley (a)                                                             D
Madeleine W. Ludlow (a)                                                         D
John Bryant (p)                                                                 P
Lisa D. Gamblin (a)                                                             VP
Stephen Staley (p)                                                              VP
Philip J. Taylor (p)                                                            VP
Andrew M. Turk (p)                                                              VP
Charles J. Winger (a)                                                           VP
William L. Sheafer (a)                                                          T
John P. Steffen (a)                                                             C
Jerome A. Vennemann (a)                                                         S
Wendy L. Aumiller (a)                                                           AT
Hugh C. Hamilton (p)                                                            AS
David L. Wozny (a)                                                              AC


EPR Ely Power Limited (4)

John Bryant (p)                                                                 D
Albert Malcolm Harrison (p)                                                     D


EPR Ely Limited (4)

John Bryant (p)                                                                 D
Albert Malcolm Harrison (p)                                                     D


Cinergy Global Power Services Limited

John Bryant (p)                                                                 D
Cheryl M. Foley (a)                                                             D
Hugh C. Hamilton (p)                                                            D,S
Philip J. Taylor (p)                                                            D
Andrew M. Turk (p)                                                              D


Cinergy Global Power Limited

Hugh C. Hamilton (p)                                                            D,S
Andrew M. Turk (p)                                                              D


*  Address codes, position descriptions, and notes are listed on pages 43-44.








ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1998 (Continued)

Part I

                                                                              POSITION HELD AT
NAME (ADDRESS)*                                                              DECEMBER 31, 1998*

Cinergy Global Power (UK) Limited

Hugh C. Hamilton (p)                                                            D,S
Andrew M. Turk (p)                                                              D


MPI International Limited

Hugh C.Hamilton (p)                                                             D,S
Michelle L. Douthwaite (p)                                                      D


Cinergy Global San Gorgonio, Inc.

James E. Rogers (a)                                                             D
Cheryl M. Foley (a)                                                             D
Charles J. Winger (a)                                                           D,VP
John Bryant (p)                                                                 P
Wendy L. Aumiller (a)                                                           AT
Lisa D. Gamblin (a)                                                             VP
Hugh C. Hamilton (p)                                                            AS
William L. Sheafer (a)                                                          T
Stephen Staley (p)                                                              VP
John P. Steffen (a)                                                             C
Philip J. Taylor (p)                                                            VP
Andrew M. Turk (p)                                                              VP
Jerome A. Vennemann (a)                                                         S
David L. Wozny (a)                                                              AC


San Gorgonio Westwinds II, LLC

Philip J. Taylor (p)                                                            BM
Gill Howard (p)                                                                 BM


*  Address codes, position descriptions, and notes are listed on pages 43-44.








ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1998 (Continued)

Part I

                                                                              POSITION HELD AT
NAME (ADDRESS)*                                                              DECEMBER 31, 1998*

Cinergy Global Holdings, Inc.

James E. Rogers (a)                                                             D
Cheryl M. Foley (a)                                                             D
Charles J. Winger (a)                                                           D,VP
John Bryant (p)                                                                 P
Lisa D. Gamblin (a)                                                             VP
William L. Sheafer (a)                                                          T
Stephen Staley (p)                                                              VP
John P. Steffen (a)                                                             C
Philip J. Taylor (p)                                                            VP
Andrew M. Turk (p)                                                              VP
Jerome A. Vennemann (a)                                                         S
Wendy L. Aumiller (a)                                                           AT
Hugh C. Hamilton (p)                                                            AS
David L. Wozny (a)                                                              AC


Cinergy Holdings B.V.

John Bryant (p)                                                                 D
Andrew M. Turk (p)                                                              D


Cinergy Zambia B.V.

John Bryant (p)                                                                 D
Andrew M. Turk (p)                                                              D


Copperbelt (4)

John Bryant (p)                                                                 D
Vladimir Prerad (a)                                                             D


Cinergy Turbines B.V.

John Bryant (p)                                                                 D
Andrew M. Turk (p)                                                              D


EOS I (4)

Francisco Rausell Solari (p)                                                    D
Derek John Spencer (p)                                                          D
Albert Malcolm Harrison (p)                                                     D

*  Address codes, position descriptions, and notes are listed on pages 43-44.








ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1998 (Continued)

Part I

                                                                              POSITION HELD AT
NAME (ADDRESS)*                                                              DECEMBER 31, 1998*

EOS II (4)

Francisco Rausell Solari (p)                                                    D
Derek John Spencer (p)                                                          D
Albert Malcolm Harrison (p)                                                     D


Cinergy Hydro B.V.

John Bryant (p)                                                                 D
Andrew M. Turk (p)                                                              D


Crisa (4)

Derek John Spencer (p)                                                          MD,D
John Bryant (p)                                                                 D
Andrew M. Turk (p)                                                              D


Vendresse Limited

R.R. Jones (p)                                                                  D,S
P.R. Kelly (p)                                                                  D
A.V. Jones (p)                                                                  D


Cinergy 1 B.V.

John Bryant (p)                                                                 D
Andrew M. Turk (p)                                                              D


Startekor (4)

William Andrew John Poulton (p)                                                 D


Narva (4)

Rein Annik (u)                                                                  D


Cinergy Global Resources 1 B.V.

John Bryant (p)                                                                 D
Vladimir Prerad (a)                                                             D
Andrew M. Turk (p)                                                              D

*  Address codes, position descriptions, and notes are listed on pages 43-44.








ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1998 (Continued)

Part I

                                                                              POSITION HELD AT
NAME (ADDRESS)*                                                              DECEMBER 31, 1998*

Moravske Teplarny a.s. (4)

Vladimir Prerad (a)                                                             CM
Ing. Josef Gaba (p)                                                             VCM
Cheryl M. Foley (a)                                                             D


Plzenska Energetika s.r.o. (4)

Ing. Bohuslav Michalek (p)                                                      RA
Vladimir Prerad (a)                                                             RA
Ing. Miroslav Lucak (t)                                                         RA


Cinergy Global Resources a.s.

Vladimir Prerad (a)                                                             CM
Jana Klickova (s)                                                               D
Jiri Radoch (s)                                                                 D


Cinergy 2 B.V.

John Bryant (p)                                                                 D
Vladimir Prerad (a)                                                             D
Andrew M. Turk (p)                                                              D


Desebro (4)

Derek John Spencer (p)                                                          D
Francisco Rausell Solari (p)                                                    D


Cinergy Global Hydrocarbons Pakistan

John Bryant (p)                                                                 D,MD
Cheryl M. Foley (a)                                                             D
Lisa D. Gamblin (a)                                                             D
Madeleine W. Ludlow (a)                                                         D
Vladimir Prerad (a)                                                             D
James E. Rogers (a)                                                             D,CM
Philip J. Taylor (p)                                                            D
Andrew M. Turk (p)                                                              D,T,C
Jerome A. Vennemann (a)                                                         D,AS
Hugh C. Hamilton (p)                                                            S
Wendy L. Aumiller (a)                                                           AT
David L. Wozny (a)                                                              AC

*  Address codes, position descriptions, and notes are listed on pages 43-44.









ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1998 (Continued)

Part I

                                                                              POSITION HELD AT
NAME (ADDRESS)*                                                              DECEMBER 31, 1998*

Cinergy MPI II, Inc. - Cinergy MPI XV, Inc.

James E. Rogers (a)                                                             D,CM
Cheryl M. Foley (a)                                                             D
Madeleine W. Ludlow (a)                                                         D
John Bryant (p)                                                                 MD,D
Philip J. Taylor (p)                                                            D
Andrew M. Turk (p)                                                              D,T,C
Lisa D. Gamblin (a)                                                             D
Vladimir Prerad (a)                                                             D
Jerome A. Vennemann (a)                                                         D,AS
Hugh C. Hamilton (p)                                                            S
Wendy L. Aumiller (a)                                                           AT
David L. Wozny (a)                                                              AC


Semutang

John Bryant (p)                                                                 D
Hugh Hamilton (p)                                                               S
Philip J. Taylor (p)                                                            D
Andrew M. Turk (p)                                                              D


Cinergy UK

James E. Rogers (a)                                                             D,CEO
Cheryl M. Foley (a)                                                             D,P
Charles J. Winger (a)                                                           D,VP
William J. Grealis (a)                                                          VP
William L. Sheafer (a)                                                          T
John P. Steffen (a)                                                             C
Jerome A. Vennemann (a)                                                         S
Lisa D. Gamblin (a)                                                             VP
Wendy L. Aumiller (a)                                                           AT
Hugh C. Hamilton (p)                                                            AS
David L. Wozny (a)                                                              AC


Avon Energy (4)

James E. Rogers (a)                                                             D,VCM
Cheryl M. Foley (a)                                                             D
Madeleine W. Ludlow (a)                                                         D


*  Address codes, position descriptions, and notes are listed on pages 43-44.








ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1998 (Continued)

Part I

                                                                              POSITION HELD AT
NAME (ADDRESS)*                                                              DECEMBER 31, 1998*

Avon Energy Partners PLC (4)

James E. Rogers (a)                                                             D,VCM
Cheryl M. Foley (a)                                                             D
Madeleine W. Ludlow (a)                                                         D


Midlands (4)

James E. Rogers (a)                                                             D,VCM
Cheryl M. Foley (a)                                                             D
Madeleine W. Ludlow (a)                                                         D
John Bryant (p)                                                                 D


Argentina

Jackson H. Randolph (a)                                                         D
James E. Rogers (a)                                                             D
William J. Grealis (a)                                                          D
Cheryl M. Foley (a)                                                             D,P
Lisa D. Gamblin (a)                                                             VP
Charles J. Winger (a)                                                           VP
William L. Sheafer (a)                                                          T
John P. Steffen (a)                                                             C
Jerome A. Vennemann (a)                                                         S
John E. Polley (a)                                                              AS


Costanera

Jackson H. Randolph (a)                                                         D
James E. Rogers (a)                                                             D
William J. Grealis (a)                                                          D
Cheryl M. Foley (a)                                                             D,P
Lisa D. Gamblin (a)                                                             VP
Charles J. Winger (a)                                                           VP
William L. Sheafer (a)                                                          T
John P. Steffen (a)                                                             C
Jerome A. Vennemann (a)                                                         S
John E. Polley (a)                                                              AS

*  Address codes, position descriptions, and notes are listed on pages 43-44.







ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1998 (Continued)

Part I

                                                                              POSITION HELD AT
NAME (ADDRESS)*                                                              DECEMBER 31, 1998*

PSI Energy Argentina, Inc.

Jackson H. Randolph (a)                                                         D
James E. Rogers (a)                                                             D
Cheryl M. Foley (a)                                                             D,P
Lisa D. Gamblin (a)                                                             VP
Charles J. Winger (a)                                                           VP
William L. Sheafer (a)                                                          T
John P. Steffen (a)                                                             C
Jerome A. Vennemann (a)                                                         S
John E. Polley (a)                                                              AS

*  Address codes, position descriptions, and notes are listed on pages 43-44.

Part I

Address codes:

(a)  139 East Fourth Street, Cincinnati, Ohio 45202
(b)  1000 East Main Street, Plainfield, Indiana 46168
(c)  12044 W. State Road 46, Columbus, Indiana 47201
(d)  251 North Illinois, Suite 200, Indianapolis, Indiana 46204
(e)  105 East Fourth Street, Suite 600, Cincinnati, Ohio 45202
(f)  2100 Pennsylvania Avenue, N.W., Suite 500, Washington, D.C. 20037
(g)  324 Mitchell Avenue, Batesville, Indiana 47006
(h)  One Riverfront Place, Newport, Kentucky 41071
(i)  8751 Jaffa Court, E. Drive, Apt. 16, Indianapolis, Indiana 46260
(j)  250 East Fifth Street, Suite 500, Cincinnati, Ohio 45201
(k)  P.O. Box 145496, Cincinnati, Ohio 45250-5496
(l)  79 JFK Street, Cambridge, Massachusetts 02138
(m)  123 East Adams Street, Muncie, Indiana 47305
(n)  312 Walnut Street, Suite 3550, Cincinnati, Ohio 45202
(o)  P.O. Box 1038, 425 Walnut Street, Cincinnati, Ohio 45201-1038
(p) Cinergy House, Ryon Hill Park, Warwick Road, Stratford-upon-Avon, Warwickshire CV37 OUU
(q)  1735 K Street, N.W., Washington, D.C. 20006-1500
(r)  616 F.M. 1960 West, Suite 800, Houston, Texas 77090
(s)  Karlova 48, 110 00 Praha 1, Czech Republic
(t)  Plzenska Energetika s.r.o., Tylova 57, 316 00 Plzen, Czech Republic
(u)  Aktsiaselts Narva Elektrivork of Kerese 11, Narva EE2000, Estonia


Positions are indicated by the following symbols:

AC            Assistant Comptroller
AS            Assistant Secretary
AT            Assistant Treasurer
BM            Board of Managers
BR            Board of Representatives
C             Comptroller
CEO           Chief Executive Officer
CFO           Chief Financial Officer
COO           Chief Operating Officer
CM            Chairman of the Board
CS            Chief of Staff
D             Director
EVP           Executive Vice President
GC            General Counsel
MD            Managing Director
P             President
RA            Registered Agent
S             Secretary
T             Treasurer
VCM           Vice Chairman
VP            Vice President

Part I

Notes:

(1) Effective February 28, 1999, Leo P. Denault resigned from Cinergy and all other Cinergy system companies.

(2) Effective March 31, 1999, Jerry W. Liggett retired from Cinergy and all other Cinergy system companies.

(3) Effective February 28, 1999, E. Renae Conley resigned from Cinergy and all other Cinergy system companies.

(4) For entities which are not wholly owned directly or indirectly by Cinergy or its system entities, disclosure is limited to those officers and/or directors who are directly employed by Cinergy or its system entities.



ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1998 (Continued)

Part II

       Name of Officer              Name and Location                   Position Held in          Applicable
         or Director            of Financial Institution              Financial Institution      Exemption Rule

Phillip R. Cox                   Cincinnati office of the                   Director                 70(h)
                                 Federal Reserve Bank
                                 of Cleveland
                                 Cleveland, Ohio

                                 PNC Bank, Ohio, N.A.                       Director                 70(a)
                                 Cincinnati, Ohio

John A. Hillenbrand II           National City Bank                         Director               70(a),(c)
                                 Indianapolis, Indiana

George C. Juilfs                 Cincinnati office of the              Chairman, Director            70(h)
                                 Federal Reserve Bank
                                 of Cleveland
                                 Cleveland, Ohio

John M. Mutz                     National City Bank                         Director             70(c),(e),(f)
                                 Indianapolis, Indiana

Thomas E. Petry                  Firstar Corporation                        Director                  70(a)
                                 Milwaukee, Wisconsin

Jackson H. Randolph              PNC Bank Corp.                             Director                70(b),(d),
                                 Pittsburgh, Pennsylvania                                            (e),(f)

James E. Rogers                  Fifth Third Bancorp                        Director                70(a),(c),
                                 Cincinnati, Ohio                                                     (e),(f)

                                 The Fifth Third Bank                       Director                70(a),(c),
                                 Cincinnati, Ohio                                                     (e),(f)

John J. Schiff, Jr.              Fifth Third Bancorp                        Director                   70(a)
                                 Cincinnati, Ohio

                                 The Fifth Third Bank                       Director                   70(a)
                                 Cincinnati, Ohio

Dudley S. Taft                   Fifth Third Bancorp                        Director                   70(a)
                                 Cincinnati, Ohio

                                 The Fifth Third Bank                       Director                   70(a)
                                 Cincinnati, Ohio

Oliver W. Waddell                Firstar Corporation                        Director                   70(a)
                                 Milwaukee, Wisconsin

                                 Firstar Bank, N.A.                         Director                   70(a)
                                 Milwaukee, Wisconsin


Part III

(a) and (e) Directors' and Executive Officers' Compensation and Participation in Bonus and Profit-Sharing Arrangements and Other Benefits

For information concerning compensation of directors and executive officers and their participation in bonus and profit-sharing and other benefits, see the disclosures made in the:

       Cinergy Corp 1999 Proxy Statement and 1998 Financial Report ("Proxy Statement"*), pages 8 through 19 for Cinergy, including Investments, Global Resources, and Services.

       1998 Annual Report on Form 10-K ("Form 10-K"), pages 131 through 141, for CG&E and subsidiaries.

       1999 PSI Information Statement and Cinergy Corp. 1998 Financial Report ("Information Statement"*), pages 5 through 15 (as supplemented in Exhibit F-16), for PSI and its subsidiary.

(b)  Directors'  and  Executive  Officers'  Interests  in  Securities  of System
Companies

For information concerning interests in system companies, see the disclosures (as supplemented in Exhibit F-16) made in the:

       Proxy Statement, page 9, for Cinergy, including Investments, Global Resources, and Services.

       Form 10-K, page 143 for CG&E and subsidiaries.

       Information Statement, page 4, for PSI and its subsidiary.

(c) Directors' and Executive Officers' Contracts and Transactions with System Companies

For information concerning contracts and transactions with system companies, see the disclosures made in the:

       Proxy Statement, pages 17 through 19, for Cinergy, including Investments, Global Resources, and Services.

       Form 10-K, pages 139-141, for CG&E and subsidiaries.

       Information Statement, pages 13 through 15, for PSI and its subsidiary.

(d)  Indebtedness of Directors or Executive Officers to System Companies

None

(f)  Directors' and Executive Officers' Rights to Indemnity

The state laws under which each of Cinergy and its domestic direct and indirect subsidiaries is incorporated provide broadly for indemnification of directors and officers against claims and liabilities against them in their capacities as such. Each of such company's articles of incorporation, charters, by-laws, or regulations identifying these rights to indemnify are incorporated by reference or contained herein as exhibits.

* The Proxy Statement and Information Statement are hereby incorporated by reference (see File Nos. 1-11377 and 1-3543, respectively).




 ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS

(1)  None(1)

Cinergy and PSI have established separate segregated funds or political action committees and have incurred certain costs in the administration of these committees in accordance with the provisions of the Federal Election Campaign
Act.

(2)
Name of Company    Name of Recipient or Beneficiary                          Purpose          Account Charged*         Amount
---------------    --------------------------------                          -------          ----------------         ------

     CG&E          Electric Power Research Institute                       Dues, support              (2)            $1,077,332
                   American Gas Association                                Dues, support              (2)                59,849
                   Less than $10,000 - 25 beneficiaries                 Dues, fees, support         (1),(2)              56,368
                                                                                                                   -------------
                                                                                                                     $1,193,549

     ULH&P         Electric Power Research Institute                           Dues                   (2)           $   205,231
                   Less than $10,000 - 18 beneficiaries                 Dues, fees, support         (1),(2)              25,657
                                                                                                                   -------------
                                                                                                                    $   230,888

      PSI         Alliance for Growth and Progress, Inc.                      Dues                    (2)           $     10,000
                  Electric League of Indiana                                  Dues                    (2)                 12,000
                  Electric Power Research Institute                    Dues, fees, support            (2)              1,315,294
                  Less than $10,000 - 71 beneficiaries                 Dues, fees, support          (1),(2)               38,680
                                                                                                                   -------------
                                                                                                                      $1,375,974

   Cinergy        Less than $10,000 - 1 beneficiary                          Support                  (1)             $      525
                                                                                                                   --------------
Resources, Inc.                                                                                                       $      525



*    Account Charged:
     (1) Income deduction
     (2) Operating expense



ITEM 8.  SERVICE, SALES, AND CONSTRUCTION CONTRACTS

Part I
                                                                                                            In Effect
                                                                                                            Dec. 31,
                                         Serving        Receiving                            Date of          1998
             Transaction                 Company         Company        Compensation        Contract       (Yes or No)
                                                                       (in thousands)

Propane plant and underground
   storage cavern                         ULH&P           CG&E              $205             5/23/61           Yes





                                         Serving        Receiving
             Transaction                 Company        Company    Compensation
                                                                  (in thousands)

Customer relations services(1)            CG&E           ULH&P         $843

Gas and/or electric operations(1)         CG&E           ULH&P         $363




Part II

None




Part III

None




(1)  Pursuant to Rel. No. 35-26146, dated October 21, 1994.

ITEM 9.    WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

Part I


(a)  Semutang

Semutang is an EWG.

Cinergy indirectly owns 100% of Semutang, a corporation organized under the laws of England. Semutang holds gas field exploration and development rights and is engaged in preliminary power project development work in Bangladesh.

The business address of Semutang is Cinergy House, Ryon Hill Park, Warwick Road, Stratford-upon-Avon, Warwickshire, CV 37 OUU, UK.


EPR Ely Limited

EPR Ely Limited is a FUCO.

Cinergy indirectly owns 30% of EPR Ely Limited, a corporation organized under the laws of England and Wales. EPR Ely Limited owns the Ely Power Station, located in Ely, Cambridgeshire, a renewable energy project under construction in the UK. The facility is a straw burning plant capable of generating electricity while producing little or no waste products.

The business address of EPR Ely Limited is 15 The Courtyard, Woodlands Lane, Bradley Stoke, Bristol, BS32 4 NQ, United Kingdom.


Copperbelt

Copperbelt is also a FUCO.

Cinergy indirectly owns 39% of Copperbelt, a corporation organized under the laws of the Republic of Zambia. Copperbelt owns and operates certain electric generation, transmission, and distribution assets formerly held by the Republic of Zambia, through the Power Division of Zambia Consolidated Copper Mines Limited. The assets are located in and around the city of Kitwe in north central Zambia.

The business address of Copperbelt is 23rd Avenue, Nkana East, P.O. Box 20819, Kitwe, Zambia.


EOS I

EOS I is also a FUCO.

Cinergy indirectly owns 50% of EOS I, a corporation organized under the laws of Spain. EOS I owns and operates 20.4 MW of electric wind generation assets in and around Santiago de Compostela in La Coruna Province, Spain. These assets supply electricity to Union Fenosa, the regional electric utility.

The business address of EOS I is EOS PAX I S.L., c/Galeras, 17 planta 3 degree, Oficina 2-3 15705, Santiago de Compostela, La Coruna, Spain.

EOS II

EOS II is a FUCO.

Cinergy indirectly owns 50% of EOS II, a corporation organized under the laws of Spain. EOS II owns and operates 19.2 MW of electric wind generation assets in Spain and is part of the Galicia wind farms. The assets are located in and around Santiago de Compostela in La Coruna Province, Spain, and supply electricity to Union Fenosa (the regional electric utility).

The business address of EOS II is EOS PAX IIa, S.L., c/Galeras, 17 planta 3 degree, Oficina 2-3 15705, Santiago de Compostela, La Coruna, Spain.


Crisa

Crisa is a FUCO.

Cinergy indirectly owns 95% of Crisa, a corporation organized under the laws of Spain. Crisa owns and operates 5.721 MW of hydroelectric generation assets located primarily in five sites in Murcia Province, Spain. The assets supply electricity to Iberdrola, the regional electric utility.

The business address of Crisa is Construcciones y Representaciones Industriales S.A., Paseo de la Castellana, 23, Escalera 1-1 degree, Madrid 28046, Spain.


Narva

Narva is a FUCO.

Cinergy indirectly owns 33% of Narva, a corporation organized under the laws of Estonia. Narva owns and uses facilities for the distribution and sale at retail of electrical power in northeastern Estonia, including the cities of Narva, Narva-Joesuu, and Sillamae and Vaivara parish. The facilities include approximately 296 substations of different voltage and capacity characteristics, and a distribution network of voltages up to 110kV over an area of approximately 610 square km.

The business address of Narva is Aktsiaselts Narva Elektrivork of Kerese 11, Narva EE2000, Estonia.


Moravske Teplarny a.s.

Moravske Teplarny a.s. is a FUCO.

Cinergy indirectly owns 100% of Moravske Teplarny a.s., a company which is organized under the laws of the Czech Republic. Moravske Teplarny a.s. owns and operates 36 MW of coal-fired, electric generation and associated distribution assets and a 410 MW district heating plant in the Czech Republic. The electric assets are located in and around Zlin in the Czech Republic, and supply electricity to the local industry and Jihomoravska energetika, the regional electric distribution entity.

The business address of Moravske Teplarny a.s. is Teplaran Svit a.s., tr. Bati 1970, 762 02, Zlin, Czech Republic.


Plzenska Energetika s.r.o.

Plzenska Energetika s.r.o. is also a FUCO.

Cinergy indirectly owns 100% of Plzenska Energetika s.r.o., a company which is organized under the laws of the Czech Republic. Plzenska Energetika s.r.o. owns and operates three 28 MW coal-fired electric generators and associated transmission and distribution assets in the City of Plzen, the Czech Republic.

The address of Plzenska Energetika s.r.o. is Plzenska Energetika s.r.o., Tylova 57, 316 00, Plzen, Czech Republic.


Desebro

Desebro is also a FUCO.

Cinergy indirectly owns 50% of Desebro, a company incorporated in Spain. Desebro is constructing 15 megawatts of electric wind generation assets in northeast Spain around the City of Zaragoza, in the Province of Aragon, and will supply electricity to Electricas Reunidas de Zaragoza, S.A., a local utility company.

The address of Desebro is Avenida Academia Militar 52, 50015 Zaragoza, Spain.


Midlands

Midlands is also a FUCO.

Cinergy indirectly owns 50% of Midlands, a corporation organized under the laws of England. Midlands serves approximately 2.2 million customers in mid-central England. One of twelve regional electric companies in England, Midlands in primarily a distribution company, purchasing most of its electricity requirements from third party generators.

The business address of Midlands is Blackpole Road, Worcester, WR4 9TB, UK.


(b) Semutang

Global Power, a Delaware corporation, has a 100% equity interest in Semutang. Semutang holds a 30% interest in certain gas assets in a gas field in Bangladesh. At December 31, 1998, Cinergy's total aggregate investment in Semutang was $9 million.

Cinergy has neither directly nor indirectly guaranteed any securities of Semutang. No Cinergy subsidiary company that is not a FUCO has transferred any assets to Semutang.

EPR Ely Limited

EPR Ely Power Limited, which is 30% owned by Cinergy Global Ely, Inc., holds all of the authorized share capital of EPR Ely Limited. At December 31, 1998, Cinergy's total aggregate investment in EPR Ely Limited was $6.5 million.

Cinergy, through Cinergy Global Ely, Inc., has entered into unconditional obligations effective September 9, 1998, under which on or before September 10, 1999, it will subscribe in cash for the following classes of voting securities in EPR Ely Power Limited, namely 214,286 ordinary shares of GB Pounds (1) one each representing 30% of such class.

No Cinergy subsidiary company that is not a FUCO has transferred any assets to EPR Ely Limited.


Copperbelt

Cinergy Zambia B.V. (formerly MPII (Zambia) B.V.), a Dutch company, substantially all of whose equity is held by Cinergy Holdings B.V., holds 3.9 million Ordinary Shares of Copperbelt. At December 31, 1998, Cinergy's aggregate investment in Copperbelt was $31 million.

Cinergy has neither directly nor indirectly guaranteed any securities of Copperbelt.

No Cinergy subsidiary company that is not a FUCO has transferred any assets to Copperbelt.


EOS I

Cinergy Turbines B.V. (formerly Cedarwood B.V.), a wholly-owned subsidiary of Cinergy Holdings B.V., holds 500 of the 1,000 issued and outstanding shares (with a par value of 1,000 Pesetas per share) of EOS I. At December 31, 1998, Cinergy's aggregate investment in EOS I was $4 million.

Cinergy has neither directly nor indirectly guaranteed any securities of EOS I.

No Cinergy subsidiary company, that is not a FUCO, has transferred any assets to EOS I.


EOS II

Cinergy Turbines B.V. (formerly Cedarwood B.V.), a wholly-owned subsidiary of Cinergy Holdings B.V., holds 500 of the 1,000 issued and outstanding shares (with a par value of 1,000 Pesetas per share) of EOS II. At December 31, 1998, Cinergy's aggregate investment in EOS II was $4 million.

Cinergy has neither directly nor indirectly guaranteed any securities of EOS II.

No Cinergy subsidiary company, that is not a FUCO, has transferred any assets to EOS II.

Crisa

Cinergy Hydro B.V. (formerly Midlands Power International, B.V.) is the legal and beneficial owner of 85,954 shares, representing approximately ninety-five and one-half percent (95.5%) of the issued share capital of Crisa. At December 31, 1998, Cinergy's aggregate investment in Crisa was $4 million.

Cinergy has neither directly nor indirectly guaranteed any securities of Crisa.

No Cinergy subsidiary company, that is not a FUCO, has transferred any assets in Crisa.


Narva

Cinergy 1, B.V., a Dutch company, all of whose equity is held by Cinergy Hydro B.V., holds an indirect thirty-three percent (33%) equity interest in the outstanding shares of Narva. This indirect interest is through Cinergy 1 B.V.'s sixty-seven percent (67%) holding in the share capital of Startekor (the holder of forty-nine percent (49%) of the voting securities of Narva). At December 31, 1998, Cinergy's aggregate investment in Narva was $5 million.

Cinergy has neither directly nor indirectly guaranteed any securities of Narva.

No Cinergy subsidiary company that is not a FUCO has transferred any assets to Narva.


Moravske Teplarny a.s.

Cinergy Global Resources 1 B.V. is the legal and beneficial owner of 100% of the issued share capital of Moravske Teplarny a.s. At December 31, 1998, Cinergy's aggregate investment in Moravske Teplarny a.s. was $40 million.

Cinergy has neither directly nor indirectly guaranteed any securities of Moravske Teplarny a.s.

No Cinergy subsidiary company that is not a FUCO has transferred any assets to Moravske Teplarny a.s.


Plzenska Energetika s.r.o

Cinergy Global Resources 1 B.V. is the legal and beneficial owner of 100% of the issued share capital of Plzenska Energetika s.r.o. At December 31, 1998, Cinergy's aggregate investment in Plzenska Energetika s.r.o.was $24 million.

Cinergy has neither directly nor indirectly guaranteed any securities of Plzenska Energetika s.r.o.

No Cinergy subsidiary company that is not a FUCO has transferred any assets to Plzenska Energetika s.r.o.

Desebro

Cinergy 2 B.V. is the legal and beneficial owner of 3,608 shares (50% of the issued share capital of Desebro). At December 31, 1998, Cinergy's aggregate investment is Desebro was $2 million.

Cinergy has neither directly nor indirectly guaranteed any securities of Desbro.

No Cinergy subsidiary company that is not a FUCO has transferred any assets to Desebro.


Midlands

Avon Energy Partners PLC holds all of Midlands common stock. At December 31, 1998, Cinergy's aggregate investment in Midlands was $478 million.

The total consideration paid by Avon Energy was approximately 1.7 billion pounds sterling ($2.6 billion at then existing currency exchange rates). The funds for the acquisition were obtained from Cinergy's and GPU, Inc.'s investment in Avon Energy of approximately 330 pounds sterling each ($500 million each), with the remainder being obtained by Avon Energy through the issuance of non-recourse debt. Cinergy has used dollar denominated debt to finance its investment in Midlands. At December 31, 1998, Cinergy's outstanding borrowings related to its acquisition of Midlands was $504 million, of which $200 million is classified as long-term debt and $304 million is classified as notes payable and other short-term obligations.


Cinergy has neither directly nor indirectly guaranteed any securities of Midlands.

No Cinergy subsidiary company, that is not a FUCO, has transferred any assets to Midlands.



(c) Semutang

Filed pursuant to Rule 104(b). See Exhibit J for the required information.


EPR Ely Limited

Cinergy has not obtained complete, meaningful financial statements for EPR Ely Limited as of December 31, 1998, and therefore is not in a position to perform the requested calculations as of December 31, 1998. Operations have not yet commenced at EPR Ely Limited and are anticipated to begin in 2000.


Copperbelt

Filed pursuant to Rule 104(b). See Exhibit J for the required information.

EOS I

Filed pursuant to Rule 104(b). See Exhibit J for the required information.


EOS II

Filed pursuant to Rule 104(b). See Exhibit J for the required information.


Crisa

Filed pursuant to Rule 104(b). See Exhibit J for the required information.


Narva

Cinergy obtained its ownership interest in Narva in the fourth quarter of 1998. As a result, Cinergy has not obtained complete, meaningful financial statements for Narva as of December 31, 1998, and therefore is not in a position to perform the requested calculations as of December 31, 1998.


Moravske Teplarny a.s.

Filed pursuant to Rule 104(b). See Exhibit J for the required information.


Plzenska Energetika s.r.o.

Filed pursuant to Rule 104(b). See Exhibit J for the required information.


Desebro

Cinergy obtained its ownership interest in Desebro in the fourth quarter of 1998. As a result, Cinergy has not obtained complete, meaningful financial statements for Desebro as of December 31, 1998, and therefore is not in a position to perform the requested calculations as of December 31, 1998.


Midlands

Filed pursuant to Rule 104(b). See Exhibit J for the required information.


Semutang, EPR Ely Limited, Copperbelt, EOS I, EOS II, Crisa, Narva, Moravske Teplarny a.s., Plzenska Energetika s.r.o, Desebro, Midlands

Non-utility   service  agreement,   as  amended,   among  Cinergy,   non-utility
subsidiaries of Cinergy and Services (pursuant to Rel. No. 35-26662, dated 2/7/97).

Pursuant to the agreement between Services and Cinergy's domestic and foreign subsidiaries, Services allocates a proportional share of certain costs to Cinergy's system companies, including its EWGs, foreign utility holding companies and/or FUCO subsidiaries. These transactions are reported in Cinergy's U-13-60 for the year ended December 31, 1998.


Part II

See the following exhibits:

H Organizational chart showing the relationship of the various EWGs and FUCOs to other system companies.

I-1 Financial Statements for Semutang for the year ended December 31, 1998. (Filed pursuant to Rule 104(b).)

I-2 Financial Statements for Copperbelt for the year ended December 31, 1998. (Filed pursuant to Rule 104(b).)

I-3 Financial Statements for EOS I for the year ended December 31, 1998. (Filed pursuant to Rule 104(b).)

I-4 Financial Statements for EOS II for the year ended December 31, 1998. (Filed pursuant to Rule 104(b).)

I-5 Financial Statements for Crisa for the year ended December 31, 1998. (Filed pursuant to Rule 104(b).)

I-6 Financial Statements for Moravske Teplarny a.s. for the year ended December 31, 1998. (Filed pursuant to Rule 104(b).)

I-7 Financial Statements for Plzenska Energetika s.r.o. for the year ended December 31, 1998. (Filed pursuant to Rule 104(b).)

I-8 Financial Statements for Midlands for the year ended December 31, 1998. (Filed pursuant to Rule 104(b).)

Note:As previously mentioned, Cinergy has not obtained complete, meaningful financial statements for EPR Ely Limited, Narva, and Desebro as of December 31, 1998.


Part III

Cinergy had an aggregate investment of $619 million ($610 million in FUCOs and intermediate subsidiaries and $9 million in EWGs) at December 31, 1998. The ratio of Cinergy's aggregate investment in FUCOs and EWGs to its investment in domestic public utility subsidiary companies is 23%.

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS


Consolidating Financial Statements, Schedules, and Notes

Financial Statements and Notes 1 through 18 to the Financial Statements are incorporated herein by reference, in Exhibit A-1 (page 60), in the Cinergy
Annual Report on Form 10-K for 1998 (Item 8. Financial Statements and Supplementary Data).

Financial Statements and Notes 1 through 18 to the Financial Statements are incorporated herein by reference, in Exhibit A-3 (page 60), in the CG&E Annual Report on Form 10-K for 1998 (Item 8. Financial Statements and Supplementary
Data).

Financial Statements and Notes 1 through 18 to the Financial Statements are incorporated herein by reference, in Exhibit A-4 (page 60), in the PSI Annual Report on Form 10-K for 1998 (Item 8. Financial Statements and Supplementary
Data).

Financial Statements and Notes 1 through 18 to the Financial Statements are incorporated herein by reference, in Exhibit A-5 (page 60), in the ULH&P Annual Report on Form 10-K for 1998 (Item 8. Financial Statements and Supplementary
Data).


Exhibits

The financial statements for certain of the direct and indirect subsidiaries of Global Resources (See "Item 1. System Companies and Investments Therein as of December 31, 1998" for a listing of Global Resources' subsidiaries) have been omitted. These financial statements concern companies who are either inactive or solely engaged in holding, directly or indirectly, Global Resources' investments in EWGs or FUCOs. The financial statements filed herein for Global Resources are designated as Exhibits F-7 and I-1 through I-7.

F-1  Consent of Independent Public Accountants.

F-2  Consolidating Financial Statements of Cinergy for 1998.

F-3  Consolidating Financial Statements of CG&E for 1998.

F-4 Consolidating Financial Statements of Investments for 1998. (Filed pursuant to Rule 104(b).)

F-5 Consolidating Financial Statements of Capital & Trading for 1998. (Filed pursuant to Rule 104(b).)

F-6 Consolidating Financial Statements of Solutions for 1998. (Filed pursuant to Rule 104(b).)

F-7 Consolidating Financial Statements of Global Resources for 1998. (Filed pursuant to Rule 104(b).)

F-8 Consolidating Financial Statements of Avon Energy for 1998. (Filed pursuant to Rule 104(b).)

F-9  Financial Statements of Cadence for 1998. (Filed pursuant to Rule 104(b).)

F-10 Financial  Statements  of Centrus,  LLP for 1998.  (Filed  pursuant to Rule
     104(b).)

F-11 Financial  Statements of CinCap IV, LLC for 1998.  (Filed  pursuant to Rule
     104(b).)

F-12 Financial  Statements of  Trigen-Cinergy  for 1998. (Filed pursuant to Rule
     104(b).)

F-13 Financial Statements of Trigen-Cinergy Cincinnati for 1998. (Filed pursuant to Rule 104(b).)

F-14 Financial Statements of Trigen-Cinergy  Solutions of Tuscola, LLC for 1998.
     (Filed pursuant to Rule 104(b).)

F-15 Financial Statements of Reliant Services,  LLC for 1998. (Filed pursuant to
     Rule 104(b).)

F-16 Item 6. Part III -  Supplemental  Information  Regarding  Compensation  and
     Security Ownership of Officers and Directors of System Companies.

H Organizational chart showing the relationship of EWGs and FUCOs to other system companies.

I-1 Financial Statements of Semutang for the year ended December 31, 1998. (Filed pursuant to Rule 104(b).)

I-2 Financial Statements of Copperbelt for the year ended December 31, 1998. (Filed pursuant to Rule 104(b).)

I-3 Financial Statements of EOS I for the year ended December 31, 1998. (Filed pursuant to Rule 104(b).)

I-4 Financial Statements of EOS II for the year ended December 31, 1998. (Filed pursuant to Rule 104(b).)

I-5 Financial Statements of Crisa for the year ended December 31, 1998. (Filed pursuant to Rule 104(b).)

I-6 Financial Statements of Moravske Teplarny a.s. for the year ended December 31, 1998. (Filed pursuant to Rule 104(b).)

I-7 Financial Statements of Plzenska Energetika s.r.o. for the year ended December 31, 1998. (Filed pursuant to Rule 104(b).)

I-8 Financial Statements of Midlands for the year ended December 31, 1998. (Filed pursuant to Rule 104(b).)

J Response to Item 9, Part I (c) for all EWGs and FUCOs. (Filed pursuant to Rule 104(b).)

ITEM 10.  EXHIBITS

Copies of the documents listed below which are identified with an asterisk (*) have heretofore been filed with the SEC and are incorporated herein by reference and made a part hereof. Exhibits not so identified are filed herewith unless otherwise stated.


 EXHIBIT
DESIGNATION                                      NATURE OF EXHIBIT

A-1*Annual Report of Cinergy on Form 10-K for the year ended  December 31, 1998.
     (File No. 1-11377.)

A-2*1999 Proxy  Statement and 1998 Financial  Report for the year ended December
     31, 1998. (File No. 1-11377.)

A-3*Annual  Report of CG&E on Form 10-K for the year ended  December  31,  1998.
     (File No. 1-1232.)

A-4*Annual  Report of PSI on Form 10-K for the year  ended  December  31,  1998.
     (File No. 1-3543.)

A-5*Annual  Report of ULH&P on Form 10-K for the year ended  December  31, 1998.
     (File No. 2-7793.)

B-1 *Certificate of Incorporation of Cinergy. (Exhibit to Cinergy's 1993 Form 10-K in File No. 1-11377.)

B-2 *By-laws of Cinergy as amended October 15, 1998. (Exhibit to Cinergy's October 15, 1998, Form 8-K in File No. 1-11377.)

B-3 *Amended Articles of Incorporation of CG&E effective October 23, 1996. (Exhibit to CG&E's September 30, 1996, Form 10-Q in File No. 1-1232.)

B-4 *Regulations of CG&E as amended, adopted April 25, 1996. (Exhibit to CG&E's March 31, 1996, Form 10-Q, in File No. 1-1232.)

B-5 *Amended Articles of Consolidation of PSI as amended April 20, 1995. (Exhibit to PSI's June 30, 1995, Form 10-Q in File No. 1-3543.)

B-6 *Amendment to Article D of the Amended Articles of Consolidation of PSI effective July 10, 1997. (Exhibit to PSI's 1997 Form 10-K in File No. 1-3543.)

B-7 *By-laws of PSI as amended December 17, 1996. (Exhibit to PSI's March 31, 1997, Form 10-Q in File No. 1-3543.)

B-8 *Restated Articles of Incorporation of ULH&P made effective May 7, 1976. (Exhibit to ULH&P's Form 8-K, May 1976, in File No. 2-7793.)

B-9 *By-laws of ULH&P as amended, adopted May 8, 1996. (Exhibit to ULH&P's March 31, 1996, Form 10-Q in File No. 2-7793.)

B-10 *Amendment to Restated Articles of Incorporation of ULH&P (Article Third) and Amendment to the By-Laws of ULH&P (Article 1), both effective July 24, 1997. (Exhibit to ULH&P's Form 10-K in File No. 2-7793.)

 EXHIBIT
DESIGNATION             NATURE OF EXHIBITS


B-11 *Certificate of Incorporation of Services. (Exhibit to Cinergy's Form U5S filed May 1, 1996.)

B-12 *By-laws of Services. (Exhibit to Cinergy's Form U5S filed May 1, 1996.)

B-13 *Articles of Incorporation of Tri-State. (Exhibit to Cinergy's Form U5S filed May 1, 1996.)

B-14 *Regulations  of  Tri-State.  (Exhibit to  Cinergy's  Form U5S filed May 1,
     1996.)

B-15 *Articles of Incorporation of Lawrenceburg. (Exhibit to Cinergy's Form U5S filed May 1, 1996.)

B-16 *By-laws  of  Lawrenceburg.  (Exhibit  to  Cinergy's  Form U5S filed May 1,
     1996.)

B-17 *Articles  of  Incorporation  of West  Harrison  as  amended.  (Exhibit  to
     Cinergy's Form U5S filed May 1, 1996.)

B-18 *By-laws  of West  Harrison.  (Exhibit to  Cinergy's  Form U5S filed May 1,
     1996.)

B-19 *Articles of Incorporation of Miami as amended.  (Exhibit to Cinergy's Form
     U5S filed May 1, 1996.)

B-20 *By-laws of Miami. (Exhibit to Cinergy's Form U5S filed May 1, 1996.)

B-21 *Articles of Incorporation  of KO Transmission.  (Exhibit to Cinergy's Form
     U5S filed May 1, 1996.)

B-22 *By-laws of KO  Transmission.  (Exhibit to Cinergy's  Form U5S filed May 1,
     1996.)

B-23 *Articles of  Incorporation  of South  Construction.  (Exhibit to Cinergy's
     Form U5S filed May 1, 1996.)

B-24 *By-laws of South Construction. (Exhibit to Cinergy's Form U5S filed May 1,
     1996.)

B-25 *Certificate of  Incorporation  of Investments.  (Exhibit to Cinergy's Form
     U5S filed May 1, 1996.)

B-26 *By-laws of Investments. (Exhibit to Cinergy's Form U5S filed May 1, 1996.)

B-27 *Articles of Incorporation of  Cinergy-Cadence,  Inc. (Exhibit to Cinergy's
     Form U5S filed May 1, 1996.)

B-28 Amended Articles of Incorporation of Cinergy-Cadence, Inc. (The sole purpose of the amendment was to change PSI Power Resource Operations, Inc.'s name to Cinergy-Cadence, Inc. Copies of the amended Articles of Incorporation are available upon request.)

B-29 *By-laws of Cinergy-Cadence,  Inc. (Exhibit to Cinergy's Form U5S filed May
     1, 1996.)

  EXHIBIT
DESIGNATION             NATURE OF EXHIBITS




B-30 *Certificate of Formation of Cadence.  (Exhibit to Cinergy's Form U5S filed
     May 1, 1998.)

B-31 *Amended  Articles  of  Incorporation  of  Capital & Trading.  (Exhibit  to
     Cinergy's Form U5S filed May 1, 1997.)

B-32 *By-laws of Capital & Trading.  (Exhibit to Cinergy's Form U5S filed May 1,
     1996.)

B-33 *Certificate of Formation of CinCap IV, LLC. (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

B-34 Certificate of Formation of CinCap V, LLC.

B-35 Certificate of Formation of CinCap VI, LLC.

B-36 Certificate of Formation of CinCap VII, LLC.

B-37 Certificate of Formation of CinCap VIII, LLC.

B-38 Certificate of Formation of Westwood Operating Company, LLC.

B-39 Certificate of Formation of CinPower I, LLC.

B-40 Amended Agreement of Limited Liability Company of ProEnergy.

B-41 *Certificate of Incorporation of Communications. (Exhibit to Cinergy's Form
     U5S filed May 1, 1997.)

B-42 *By-laws of  Communications.  (Exhibit to  Cinergy's  Form U5S filed May 1,
     1997.)

B-43 *Articles of Incorporation of Engineering. (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

B-44 *Regulations  of  Engineering.  (Exhibit to Cinergy's Form U5S filed May 1,
     1998.)

B-45 Certificate of Incorporation of Cinergy - Centrus, Inc.

B-46 By laws of Cinergy - Centrus, Inc.

B-47 Partnership Agreement of Centrus, LLP. (The referenced agreement is with one or more unaffiliated third parties, contains sensitive, competitive information, and is subject to confidentiality restrictions. Upon request, Cinergy will use its best efforts to make such agreement available to the SEC's staff.)

B-48 Certificate of Incorporation of Cinergy - Centrus Communications, Inc.

B-49 By-laws of Cinergy - Centrus Communications, Inc.

B-50 *Certificate  of  Incorporation  of Cinergy  Resources,  Inc.  (Exhibit  to
     Cinergy's Form U5S filed May 1, 1996.)

B-51 *By-laws of Cinergy  Resources,  Inc.  (Exhibit to Cinergy's Form U5S filed
     May 1, 1996.)

B-52 *Certificate of Incorporation of Solutions. (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

B-53 *By-laws of Solutions. (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

B-54 Certificate of Incorporation of Cinergy Business Solutions, Inc.

B-55 By-laws of Cinergy Business Solutions, Inc.

B-56 Articles of Incorporation of Cinergy Customer Care, Inc. (Filed under cover of Form SE.)

B-57 By-laws of Cinergy Customer Care, Inc.

B-58 Certificate of Incorporation of Cinergy Solutions of Tuscola, Inc.

B-59 By-laws of Cinergy Solutions of Tuscola, Inc.

B-60 Certificate of Formation of Energy Equipment Leasing LLC. (Filed under cover of Form SE.)

B-61 *Certificate of Formation of Trigen-Cinergy. (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

B-62 Limited  Liability   Company  Agreement  of  Trigen-Cinergy   Solutions  of
     Baltimore LLC. (The referenced agreement is with one or more unaffiliated third parties, contains sensitive, competitive information, and is subject to confidentiality restrictions. Upon request, Cinergy will use its best efforts to make such agreement available to the SEC's staff.)

B-63 Certificate of Formation of Trigen-Cinergy Solutions of Boca Raton, LLC.

B-64 *Articles  of  Organization  of  Trigen-Cinergy  Cincinnati.   (Exhibit  to
     Cinergy's Form U5S filed May 1, 1998.)

B-65 *Certificate of Formation of Trigen-Cinergy Illinois. (Exhibit to Cinergy's
     Form U5S filed May 1, 1998.)

B-66 Certificate of Formation of Trigen-Cinergy Solutions of Orlando LLC.

B-67 Limited Liability Company Agreement of Trigen-Cinergy Solutions of St. Paul
     LLC. (The referenced agreement is with one or more unaffiliated third parties, contains sensitive, competitive information, and is subject to confidentiality restrictions. Upon request, Cinergy will use its best efforts to make such agreement available to the SEC's staff.)

B-68 Certificate of Formation of Trigen-Cinergy Solutions of Tuscola, LLC.

B-69 Certificate of Incorporation of Cinergy Supply Network, Inc.

B-70 By-laws of Cinergy Supply Network, Inc.

B-71 Articles of Organization of Reliant Services, LLC.

B-72 *Articles of Incorporation of Technology. (Exhibit to Cinergy's Form U5S filed May 1, 1996.)

B-73 *By-laws of Technology. (Exhibit to Cinergy's Form U5S filed May 1, 1996.)

B-74 *Amended Articles of Incorporation of Enertech.  (Exhibit to Cinergy's Form
     U5S filed May 1, 1997.)

B-75 *Regulations  of  Enertech.  (Exhibit  to  Cinergy's  Form U5S filed May 1,
     1996.)

B-76 Certificate of Incorporation of Global Resources.

B-77 By-laws of Global Resources.

B-78 *Certificate  of   Incorporation   of  Global  Power.   (Formerly   Cinergy
     Investments MPI, Inc.) (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

B-79 *By-laws  of Global  Power.  (Exhibit  to  Cinergy's  Form U5S filed May 1,
     1998.)

B-80 Certificate of Incorporation of Cinergy Global Ely, Inc.

B-81 By-laws of Cinergy Global Ely, Inc.

B-82 Articles of Association of EPR Ely Power Limited.

B-83 Articles of Association of EPR Ely Limited.

B-84 Articles of Association of Cinergy Global Power Services Limited.

B-85 Articles of Association of Cinergy Global Power Limited.

B-86 Articles of Association of Cinergy Global Power (UK) Limited.

B-87 Articles of Association of MPI International Limited.

B-88 Certificate of Incorporation of Cinergy Global San Gorgonio, Inc.

B-89 By-laws of Cinergy Global San Gorgonio, Inc.

B-90 Certificate of Incorporation of Cinergy Global Holdings, Inc.

B-91 By-laws of Cinergy Global Holdings, Inc.

B-92 *Memorandum  of  Association  of  Cinergy  Global   Hydrocarbons   Pakistan
     (formerly Cinergy MPI I, Inc.). (Memorandums of Association of Cinergy MPI II, Inc. through Cinergy MPI XV, Inc. are identical to that of Cinergy Global Hydrocarbons Pakistan and will be furnished upon request.) (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

B-93 *Articles of Association of Cinergy Global Hydrocarbons Pakistan. (Articles of Association of Cinergy MPI II, Inc. through Cinergy MPI XV, Inc. are identical to that of Cinergy Global Hydrocarbons Pakistan and will be furnished upon request.) (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

B-94 Articles of Association of Cinergy Holdings B.V. (Filed under cover of Form
     SE.)

B-95 Articles of Association  of Cinergy Zambia B.V.  (Filed under cover of Form
     SE.)

B-96 Articles of Association of Copperbelt.

B-97 Articles of Association of Cinergy Turbines B.V. (Filed under cover of Form
     SE.)

B-98 Certificate of Incorporation of EOS I

B-99 Certificate of Incorporation of EOS II.

B-100Articles of  Association  of Cinergy Hydro B.V.  (Filed under cover of Form
     SE.)

B-101 Articles of Association of Crisa.

B-102 Articles of Association of Vendresse Limited.

B-103 Articles of Association of Cinergy 1 B.V. (Filed under cover of Form SE.)

B-104 Statement of Incorporation of Startekor.

B-105 Statement of Incorporation of Narva.

B-106Articles of Association of Cinergy Global Resources 1 B.V. (Filed under cover of Form SE.)

B-107Extract from the Companies Register for Moravske Teplarny a.s. (Filed under cover of Form SE.)

B-108Extract from the Companies Register for Plzenska Energetika s.r.o. (Filed under cover of Form SE.)

B-109Articles of Association of Cinergy Global Resources a.s. (Filed under cover of Form SE.)

B-110 Articles of Association of Cinergy 2 B.V. (Filed under cover of Form SE.)

B-111 Articles of Association of Semutang. (Filed under cover of Form SE.)

B-112*Certificate  of  Incorporation  of Cinergy UK.  (Exhibit to Cinergy's Form
     U5S filed May 1, 1997.)

B-113 *By-laws of Cinergy UK. (Exhibit to Cinergy's Form U5S filed May 1, 1997.)

B-114*Articles of Association of Avon Energy. (Exhibit to Cinergy's Form U5S filed May 1, 1997.)

B-115*Articles  of  Association  of  Avon  Energy  Partners  PLC.   (Exhibit  to
     Cinergy's Form U5S filed May 1, 1997.)

B-116*Articles of Association of Midlands.  (Exhibit to Cinergy's Form U5S filed
     May 1, 1997.)

B-117*Articles of Incorporation of Argentina. (Exhibit to Cinergy's Form U5S filed May 1, 1996.)

B-118 *By-laws of Argentina. (Exhibit to Cinergy's Form U5S filed May 1, 1996.)

B-119*Articles  of  Incorporation  of PSI Energy  Argentina,  Inc.  (Exhibit  to
     Cinergy's Form U5S filed May 1, 1996.)

B-120*By-laws of PSI Energy Argentina, Inc. (Exhibit to Cinergy's Form U5S filed May 1, 1996.)

B-121*Articles of Incorporation of Costanera. (Exhibit to Cinergy's Form U5S filed May 1, 1996.)

B-122 *By-laws of Costanera. (Exhibit to Cinergy's Form U5S filed May 1, 1996.)

B-123*Certificate of Incorporation on name change of MPI International  Limited.
     (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

B-124Articles of Organization of San Gorgonio Westwinds II, LLC. (Filed under cover of Form SE.)

B-125 Certificate of Incorporation of Desebro. (Filed under cover of Form SE.)

C-1 *Original Indenture (First Mortgage Bonds) dated September 1, 1939, between PSI and The First National Bank of Chicago, as Trustee (Exhibit A-Part 3 in File No. 70-258), and LaSalle National Bank as successor Trustee (Supplemental Indenture dated March 30, 1984).

C-2 *Twenty-fifth Supplemental Indenture between PSI and The First National Bank of Chicago dated September 1, 1978. (Exhibit to File No. 2-62543.)

C-3 *Thirty-fifth Supplemental Indenture between PSI and The First National Bank of Chicago dated March 30, 1984. (Exhibit to PSI's 1984 Form 10-K in File No. 1-3543.)

C-4 *Forty-second Supplemental Indenture between PSI and LaSalle National Bank dated August 1, 1988. (Exhibit to PSI's 1988 Form 10-K in File No. 1-3543.)

C-5 *Forty-fourth Supplemental Indenture between PSI and LaSalle National Bank dated March 15, 1990. (Exhibit to PSI's 1990 Form 10-K in File No. 1-3543.)

C-6 *Forty-fifth Supplemental Indenture between PSI and LaSalle National Bank dated March 15, 1990. (Exhibit to PSI's 1990 Form 10-K in File No. 1-3543.)

C-7 *Forty-sixth Supplemental Indenture between PSI and LaSalle National Bank dated June 1, 1990. (Exhibit to PSI's 1991 Form 10-K in File No. 1-3543.)

C-8 *Forty-seventh Supplemental Indenture between PSI and LaSalle National Bank dated July 15, 1991. (Exhibit to PSI's 1991 Form 10-K in File No. 1-3543.)

C-9 *Forty-eighth Supplemental Indenture between PSI and LaSalle National Bank dated July 15, 1992. (Exhibit to PSI's 1992 Form 10-K in File No. 1-3543.)

C-10 *Forty-ninth Supplemental Indenture between PSI and LaSalle National Bank dated February 15, 1993. (Exhibit to PSI's 1992 Form 10-K in File No. 1-3543.)

C-11 *Fiftieth Supplemental Indenture between PSI and LaSalle National Bank dated February 15, 1993. (Exhibit to PSI's 1992 Form 10-K in File No. 1-3543.)

C-12 *Fifty-first Supplemental Indenture between PSI and LaSalle National Bank dated February 1, 1994. (Exhibit to PSI's 1993 Form 10-K in File No. 1-3543.)

C-13 *Indenture (Secured Medium-term Notes, Series A), dated July 15, 1991, between PSI and LaSalle National Bank, as Trustee. (Exhibit to PSI's Form 10-K/A, Amendment No. 2, dated July 15, 1993, in File No. 1-3543.)

C-14 *Indenture (Secured Medium-term Notes, Series B), dated July 15, 1992, between PSI and LaSalle National Bank, as Trustee. (Exhibit to PSI's Form 10-K/A, Amendment No. 2, dated July 15, 1993, in File No. 1-3543.)

C-15 *Loan Agreement between PSI and the City of Princeton, Indiana dated as of November 7, 1996. (Exhibit to PSI's September 30, 1996, Form 10-Q in File No. 1-3543.)

C-16 *Loan Agreement between PSI and the City of Princeton, Indiana dated as of February 1, 1997. (Exhibit to Cinergy's 1996 Form 10-K in File No. 1-11377.)

C-17 *Indenture dated November 15, 1996, between PSI and The Fifth Third Bank, as Trustee. (Exhibit to Cinergy's 1996 Form 10-K in File No. 1-11377.)

C-18 *First Supplemental Indenture (6.35% due 2006) dated November 15, 1996, between PSI and The Fifth Third Bank, as Trustee. (Exhibit to Cinergy's 1996 Form 10-K in File No. 1-11377.)

C-19 *Third Supplemental Indenture dated as of March 15, 1998, between PSI and the Fifth Third Bank, as Trustee. (Exhibit to PSI's 1997 Form 10-K in File No. 1-3543.)

C20 *Fourth Supplemental Indenture dated as of August 5, 1998, between PSI and The Fifth Third Bank, as Trustee. (Exhibit to PSI's 1998 Form 10-K in File No. 1-3543.)

C-21 *Fifth Supplemental Indenture dated as of December 15, 1998, between PSI and The Fifth Third Bank, as Trustee. (Exhibit to PSI's 1998 form 10-K in File No. 1-3543.)

C-22 *Unsecured Promissory Note dated as of October 14, 1998, between PSI and the Rural Utilities Service. (Exhibit to PSI's 1998 Form 10-K in File No. 1-3543.)

C-23 *Loan Agreement between PSI and the Indiana Department Finance Authority dated as of July 15, 1998. (Exhibit to PSI's June 30, 1998, Form 10-Q in File No. 1-3543.)

C-24 *Original Indenture (First Mortgage Bonds) between CG&E and The Bank of New
     York (as successor Trustee) dated as of August 1, 1936. (Exhibit to CG&E's Registration Statement No. 2-2374.)

C-25 *Fourteenth Supplemental Indenture between CG&E and The Bank of New York dated as of November 2, 1972. (Exhibit to CG&E's Registration Statement No. 2-60961.)

C-26 *Thirty-third Supplemental Indenture between CG&E and The Bank of New York dated as of September 1, 1992. (Exhibit to CG&E's Registration Statement No. 33-53578.)

C-27 *Thirty-fourth Supplemental Indenture between CG&E and The Bank of New York dated as of October 1, 1993. (Exhibit to CG&E's September 30, 1993, Form 10-Q in File No. 1-1232.)

C-28 *Thirty-fifth Supplemental Indenture between CG&E and The Bank of New York dated as of January 1, 1994. (Exhibit to CG&E's Registration Statement No. 33-52335.)

C-29 *Thirty-sixth Supplemental Indenture between CG&E and The Bank of New York dated as of February 15, 1994. (Exhibit to CG&E's Registration Statement No. 33-52335.)

C-30 *Thirty-seventh  Supplemental  Indenture  between  CG&E and The Bank of New
     York dated as of October 4, 1996. (Exhibit to Cinergy's 1996 Form 10-K in File No. 1-11377.)

C-31 *Loan  Agreement  between  CG&E and County of Boone,  Kentucky  dated as of
     February 1, 1985. (Exhibit to CG&E's 1984 Form 10-K in File No. 1-1232.)

C-32 *Repayment Agreement between CG&E and The Dayton Power and Light Company dated as of December 23, 1992. (Exhibit to CG&E's 1992 Form 10-K in File No. 1-1232.)

C-33 *Loan  Agreement  between  CG&E and County of Boone,  Kentucky  dated as of
     January 1, 1994. (Exhibit to CG&E's 1993 Form 10-K in File No. 1-1232.)

C-34 *Loan  Agreement  between  CG&E and State of Ohio Air  Quality  Development
     Authority dated as of December 1, 1985. (Exhibit to CG&E's 1985 Form 10-K in File No. 1-1232.)

C-35 *Loan  Agreement  between  CG&E and State of Ohio Air  Quality  Development
     Authority dated as of December 1, 1985. (Exhibit to CG&E's 1985 Form 10-K in File No. 1-1232.)

C-36 *Loan Agreement between CG&E and the State of Ohio Air Quality  Development
     Authority dated as of September 13, 1995. (Exhibit to CG&E's September 30, 1995, Form 10-Q in File No. 1-1232.)

C-37 *Loan Agreement between CG&E and the State of Ohio Air Quality  Development
     Authority dated as of September 13, 1995. (Exhibit to CG&E's September 30, 1995, Form 10-Q in File No. 1-1232.)

C-38 *Loan Agreement between CG&E and State of Ohio Water Development Authority dated as of January 1, 1994. (Exhibit to CG&E's 1993 Form 10-K in File No. 1-1232.)

C-39 *Loan  Agreement  between  CG&E and State of Ohio Air  Quality  Development
     Authority dated as of January 1, 1994. (Exhibit to CG&E's 1993 Form 10-K in File No. 1-1232.)

C-40 *Original Indenture  (Unsecured Debt Securities) between CG&E and The Fifth
     Third Bank dated as of May 15, 1995. (Exhibit to CG&E's Form 8-A dated July 24, 1995, in File No. 1-1232.)

C-41 *First Supplemental Indenture between CG&E and The Fifth Third Bank dated as of June 1, 1995. (Exhibit to CG&E's June 30, 1995, Form 10-Q in File No. 1-1232.)

C-42 *Second Supplemental Indenture between CG&E and The Fifth Third Bank dated as of June 30, 1995. (Exhibit to CG&E's Form 8-A dated July 24, 1995, in File No. 1-1232.)

C-43 *Third Supplemental Indenture between CG&E and The Fifth Third Bank dated as of October 9, 1997. (Exhibit to CG&E's September 30, 1997, Form 10-Q in File No. 1-1232.)

C-44 *Fourth Supplemental Indenture between CG&E and The Fifth Third Bank dated as of April 1, 1998. (Exhibit to CG&E's March 31, 1998, Form 10-Q in File No. 1-1232.)

C-45 *Fifth Supplemental Indenture between CG&E and The Fifth Third Bank dated as of June 9, 1998. (Exhibit to CG&E's June 30, 1998, Form 10-Q in File No. 1-1232.)

C-46 *Original  Indenture  (First  Mortgage Bonds) between ULH&P and The Bank of
     New York dated as of February 1, 1949. (Exhibit to ULH&P's Registration Statement No. 2-7793.)

C-47 *Fifth Supplemental Indenture between ULH&P and The Bank of New York dated as of January 1, 1967. (Exhibit to CG&E's Registration Statement No. 2-60961.)

C-48 *Thirteenth Supplemental Indenture between ULH&P and The Bank of New York dated as of August 1, 1992. (Exhibit to ULH&P's 1992 Form 10-K in File No. 2-7793.)

C-49 *Original Indenture (Unsecured Debt Securities) between ULH&P and The Fifth
     Third Bank dated as of July 1, 1995. (Exhibit to ULH&P's June 30, 1995, Form 10-Q in File No. 2-7793.)

C-50 *First Supplemental Indenture between ULH&P and The Fifth Third Bank dated as of July 15, 1995. (Exhibit to ULH&P's June 30, 1995, Form 10-Q in File No. 2-7793.)

C-51 *Second Supplemental Indenture between ULH&P and The Fifth Third Bank dated as of April 30, 1998. (Exhibit to ULH&P's March 31, 1998 Form 10-Q in File No. 2-7793.)

C-52 *Third Supplemental Indenture between ULH&P and The Fifth Third Bank dated as of December 8, 1998. (Exhibit to ULH&P's 1998 Form 10-K in File No. 2-7793.)

C-53 *Base Indenture dated as of October 15, 1998,  between Global Resources and
     The Fifth Third Bank as Trustee. (Exhibit to Cinergy's September 30, 1998, Form 10-Q in File No. 1-11377.)

C-54 *First Supplemental Indenture dated as of October 15, 1998, between Cinergy and The Fifth Third Bank as Trustee. (Exhibit to Cinergy's September 30, 1998, Form 10-Q in File No. 1-11377.)

C-55 *Indenture  dated as of December  16, 1998,  between  Cinergy and The Fifth
     Third Bank. (Exhibit to Cinergy's 1998 Form 10-K in File No. 1-11377.)

C-56 *Agreement for Purchase and Sale of Assets, dated March 31, 1994, by and between Columbia Gas as Seller and KO Transmission as Buyer. (Exhibit to Cinergy's Form U5B filed January 23, 1995.)

C-57 *Agreement for Purchase and Sale of Line AM-4, dated March 31, 1994, by and between Columbia Gas as Seller and KO Transmission as Buyer. (Exhibit to Cinergy's Form U5B filed January 23, 1995.)

D-1 *Agreement between Cinergy and subsidiary companies for filing consolidated income tax returns and for allocation of consolidated income tax liabilities and benefits. (Exhibit to Cinergy's Form U5S filed May 1, 1997.)

D-2 Schedule detailing reallocation of 1997 taxes in accordance with agreement filed as Exhibit D-1 (Filed pursuant to Rule 104(b).)

F-1  Consent of Independent Public Accountants.

F-2  Consolidating Financial Statements of Cinergy for 1998.

F-3  Consolidating Financial Statements of CG&E for 1998.

F-4Consolidating Financial Statements of Investments for 1998. (Filed pursuant to Rule 104(b).)

F-5Consolidating Financial Statements of Capital & Trading for 1998. (Filed pursuant to Rule 104(b).)

F-6Consolidating  Financial Statements of Solutions for 1998. (Filed pursuant to
     Rule 104(b).)

F-7Consolidating Financial Statements of Global Resources for 1998. (Filed pursuant to Rule 104(b).)

F-8Consolidating Financial Statements of Avon Energy for 1998. (Filed pursuant to Rule 104(b).)

F-9  Financial Statements of Cadence for 1998. (Filed pursuant to Rule 104(b).)

F-10 Financial  Statements  of Centrus,  LLP for 1998.  (Filed  pursuant to Rule
     104(b).)

F-11 Financial  Statements of CinCap IV, LLC for 1998.  (Filed  pursuant to Rule
     104(b).)

F-12 Financial  Statements of  Trigen-Cinergy  for 1998. (Filed pursuant to Rule
     104(b).)

F-13Financial Statements of Trigen-Cinergy Cincinnati for 1998. (Filed pursuant to Rule 104(b).)

F-14Financial Statements of Trigen-Cinergy  Solutions of Tuscola,  LLC for 1998.
     (Filed pursuant to Rule 104(b).)

F-15Financial  Statements of Reliant Services,  LLC for 1998. (Filed pursuant to
     Rule 104(b).)

F-16Item 6.  Part III -  Supplemental  Information  Regarding  Compensation  and
     Security Ownership of Officers and Directors of System Companies.

F-17Classified plant accounts and related depreciation or amortization reserve schedules included in the FERC Form Nos. 1 and 2 of CG&E. (Filed under cover of Form SE.)

F-18Classified plant accounts and related depreciation or amortization reserve schedules included in the FERC Form No. 1 of PSI. (Filed under cover of Form SE.)

F-19Classified plant accounts and related depreciation or amortization reserve schedules included in the FERC Form Nos. 1 and 2 of ULH&P. (Filed under cover of Form SE.)

F-20Classified plant accounts and related depreciation or amortization reserve schedules included in the Annual Report of West Harrison to the Indiana Utility Regulatory Commission (IURC). (Filed under cover of Form SE.)

F-21Classified plant accounts and related depreciation or amortization reserve schedules included in the Annual Report of Lawrenceburg to the IURC. (Filed under cover of Form SE.)

F-22 The FERC Form No. 2A for KO Transmission. (Filed under cover of Form SE.)

F-23The Annual  Report of  Trigen-Cinergy  Cincinnati  to the  Public  Utilities
     Commission of Ohio. (Filed under the Cover of Form SE.)

G Financial Data Schedules for Cinergy and subsidiaries. (Included in electronic submission only.)

H Organizational chart showing relationship of EWGs and FUCOs to other system companies.

I-1 Financial Statements of Semutang for the year ended December 31, 1998. (Filed pursuant to Rule 104(b).)

I-2 Financial Statements of Copperbelt for the year ended December 31, 1998. (Filed pursuant to Rule 104(b).)

I-3 Financial Statements of EOS I for the year ended December 31, 1998. (Filed pursuant to Rule 104(b).)

I-4 Financial Statements of EOS II for the year ended December 31, 1998. (Filed pursuant to Rule 104(b).)

I-5 Financial Statements of Crisa for the year ended December 31, 1998. (Filed pursuant to Rule 104(b).)

I-6 Financial Statements of Moravske Teplarny a.s. for the year ended December 31, 1998. (Filed pursuant to Rule 104(b).)

I-7 Financial Statements of Plzenska Energetika s.r.o. for the year ended December 31, 1998. (Filed pursuant to Rule 104(b).)

I-8 Financial Statements of Midlands for the year ended December 31, 1998. (Filed pursuant to Rule 104(b).)

J Response to Item 9, Part I (c) for all EWGs and FUCOs. (Filed pursuant to Rule 104(b).)

                                    SIGNATURE

Each undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935. The signature of each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.


                                                   CINERGY CORP.



                                   By:         /s/William L. Sheafer
                                                William L. Sheafer
                                           Vice President and Treasurer



Date:  April 30, 1999